As filed with the Securities and Exchange Commission on October 24, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	4922	73-1493906
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, Texas 75219

(214) 981-0700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin Salinas, Jr.

Chief Financial Officer

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

(214) 981-0700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

William N. Finnegan IV

Sean T. Wheeler

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

(713) 546-5400

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Note(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7.60% Senior Notes due 2024	$277,486,000	100%	$277,486,000	$35,741
8.25% Senior Notes due 2029	$266,675,000	100%	$266,675,000	$34,348
Floating Rate Junior Subordinated Notes	$545,531,000	100%	$545,531,000	$70,265
Total	$1,089,692,000		$1,089,692,000	$140,354

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) of the Securities Act.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offering is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2013

PROSPECTUS

Energy Transfer Partners, L.P.

Offers to Exchange

Up To $277,486,000 of

7.60% Senior Notes due 2024 (CUSIP Nos. 29273R AU3 and U29273 AC0),

Up To $266,675,000 of

8.25% Senior Notes due 2029 (CUSIP Nos. 29273R AV1 and U29273 AD8) and

Up To $545,531,000 of

Floating Rate Junior Subordinated Notes due 2066 (CUSIP Nos. 29273R AW9 and U29273 AE6)

That Have Not Been Registered Under

The Securities Act of 1933

For

Up To $277,486,000 of

7.60% Senior Notes due 2024 (CUSIP No. 29273R BB4),

Up To $266,675,000 of

8.25% Senior Notes due 2029 (CUSIP No. 29273R BC2) and

Up To $545,531,000 of

Floating Rate Junior Subordinated Notes due 2066 (CUSIP No. 29273R BA6)

That Have Been Registered Under

The Securities Act of 1933

Terms of the New Notes Offered in the Exchange Offers:

•	The terms of the new 7.60% senior notes due 2024 (CUSIP No. 29273R BB4 (the “New 2024 Notes”)) are identical to the terms of the old 7.60% senior notes due 2024 that were issued on June 24, 2013 (CUSIP Nos. 29273R AU3 and U29273 AC0 (the “Old 2024 Notes”)), except that the New 2024 Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	The terms of the new 8.25% senior notes due 2029 (CUSIP No. 29273R BC2 (the “New 2029 Notes” and, together with the New 2024 Notes, the “New Senior Notes”)) are identical to the terms of the old 8.25% senior notes due 2029 that were issued on June 24, 2013 (CUSIP Nos. 29273R AV1 and U29273 AD8 (the “Old 2029 Notes” and, together with the Old 2024 Notes, the “Old Senior Notes”)), except that the New 2029 Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

•	The terms of the new floating rate junior subordinated notes due 2066 (CUSIP No. 29273R BA6 (the “New Junior Subordinated Notes” and, together with the New Senior Notes, the “New Notes”)) are identical to the terms of the old floating rate junior subordinated notes due 2066 that were issued on June 24, 2013 (CUSIP Nos. 29273R AW9 and U29273 AE6 (the “Old Junior Subordinated Notes” and, together with the Old Senior Notes, the “Old Notes”)), except that the New Junior Subordinated Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest.

Terms of the Exchange Offers:

•	We are offering to exchange up to $277,486,000 of our Old 2024 Notes for New 2024 Notes, up to $266,675,000 of our Old 2029 Notes for New 2029 Notes and up to $545,531,000 of our Old Junior Subordinated Notes for New Junior Subordinated Notes, with materially identical terms that have been registered under the Securities Act and are freely tradable.

•	We will exchange all Old Notes that you validly tender and do not validly withdraw before the exchange offers expire for an equal principal amount of the applicable New Notes.

•	The exchange offers expire at 5:00 p.m., New York City time, on , 2013, unless extended.

•	Tenders of Old Notes may be withdrawn at any time prior to the expiration of the exchange offers.

•	The exchange of New Notes for Old Notes will not be a taxable event for U.S. federal income tax purposes.

•	Broker-dealers who receive New Notes pursuant to the exchange offers acknowledge that they will deliver a prospectus in connection with any resale of such New Notes.

•	Broker-dealers who acquired the Old Notes as a result of market-making or other trading activities may use the prospectus for the exchange offers, as supplemented or amended, in connection with resales of the New Notes.

You should carefully consider the risk factors beginning on page 15 of this prospectus before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2013

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. We are not making an offer to sell these securities or soliciting an offer to buy these securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone whom it is unlawful to make an offer or solicitation. You should not assume that the information contained in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission that is incorporated by reference herein, is accurate as of any date other than its respective date.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. Such information is available without charge to holders of Old Notes upon written or oral request made to Energy Transfer Partners, L.P., 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: Thomas P. Mason (Telephone (214) 981-0700). To obtain timely delivery of any requested information, holders of Old Notes must make any request no later than five business days prior to the expiration of the exchange offers.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that the expectations on which such forward-looking statements are based are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	the amount of natural gas transported on our pipelines and gathering systems;

•	the level of throughput in our natural gas processing and treating facilities;

•	the fees we charge and the margins we realize for our gathering, treating, processing, storage and transportation services;

•	the prices and market demand for, and the relationship between, natural gas and natural gas liquids, or NGLs;

•	energy prices generally;

•	the prices of natural gas and propane compared to the price of alternative and competing fuels;

•	the general level of petroleum product demand and the availability and price of propane supplies;

•	the level of domestic oil, propane and natural gas production;

•	the availability of imported oil and natural gas;

•	actions taken by foreign oil and gas producing nations;

•	the political and economic stability of petroleum producing nations;

•	the effect of weather conditions on demand for oil, natural gas and propane;

•	availability of local, intrastate and interstate transportation systems;

•	the continued ability to find and contract for new sources of natural gas supply;

•	availability and marketing of competitive fuels;

•	the impact of energy conservation efforts;

•	energy efficiencies and technological trends;

•	governmental regulation and taxation;

•	changes to, and the application of, regulation of tariff rates and operational requirements related to our interstate and intrastate pipelines;

•	hazards or operating risks incidental to the gathering, treating, processing and transporting of natural gas and NGLs or to the transporting, storing and distributing of propane that may not be fully covered by insurance;

•	competition from other midstream companies and interstate pipeline companies;

•	loss of key personnel;

ii

•	loss of key natural gas producers or the providers of fractionation services;

•	reductions in the capacity or allocations of third-party pipelines that connect with our pipelines and facilities;

•	the effectiveness of risk-management policies and procedures and the ability of our liquids marketing counterparties to satisfy their financial commitments;

•	the nonpayment or nonperformance by our customers;

•	regulatory, environmental, political and legal uncertainties that may affect the timing and cost of our internal growth projects, such as our construction of additional pipeline systems;

•	risks associated with the construction of new pipelines and treating and processing facilities or additions to our existing pipelines and facilities, including difficulties in obtaining permits and rights-of-way or other regulatory approvals and the performance by third-party contractors;

•	the availability and cost of capital and our ability to access certain capital sources;

•	a deterioration of the credit and capital markets;

•	the ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to our financial results and to successfully integrate acquired businesses;

•	changes in laws and regulations to which we are subject, including tax, environmental, transportation and employment regulations or new interpretations by regulatory agencies concerning such laws and regulations; and

•	the costs and effects of legal and administrative proceedings.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and the risk factors set forth in our, Southern Union Company’s and Sunoco Logistics Partners L.P.’s Annual Reports on Form 10-K for the year ended December 31, 2012, in each case as updated by our, Southern Union Company’s and Sunoco Logistics Partners L.P.’s subsequent Quarterly Reports on Form 10-Q.

iii

PROSPECTUS SUMMARY

This summary highlights some of the information contained in this prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus and the documents incorporated by reference and to which we refer you before making an investment decision. You should carefully consider the information set forth under “Risk Factors” beginning on page 15 of this prospectus, the other cautionary statements described in this prospectus, and the risk factors and other cautionary statements, including those described under the heading “Risk Factors” in our, Southern Union Company’s and Sunoco Logistics Partners L.P.’s Annual Reports on Form 10-K for the year ended December 31, 2012, in each case as updated by our, Southern Union Company’s and Sunoco Logistics Partners L.P.’s subsequent Quarterly Reports on Form 10-Q. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references to (1) “Energy Transfer,” “ETP,” “we,” “us,” “our” and similar terms, as well as references to the “Partnership,” are to Energy Transfer Partners, L.P. and all of its subsidiaries, and (2) “ETE” are to Energy Transfer Equity, L.P., the owner of our general partner. With respect to the cover page and in the sections entitled “Prospectus Summary—The Exchange Offers,” “Prospectus Summary—Terms of the New Senior Notes,” “Prospectus Summary—Terms of the New Junior Subordinated Notes,” “Description of the New Senior Notes” and “Description of the New Junior Subordinated Notes,” “we,” “our” and “us” refer only to Energy Transfer Partners, L.P. and not to any of its subsidiaries.

Energy Transfer Partners, L.P.

Overview

We are a publicly traded limited partnership that owns and operates, through our subsidiaries and joint ventures, a diversified portfolio of energy assets, including interstate and intrastate natural gas, natural gas liquids, or NGLs, refined products and crude oil pipelines; natural gas storage, treating and conditioning facilities; natural gas processing plants and retail gasoline stations. We operate our business in six primary segments:

•	intrastate natural gas transportation and storage;

•	interstate natural gas transportation and storage;

•	midstream;

•	NGL transportation and services;

•	investment in Sunoco Logistics Partners L.P., or Sunoco Logistics; and

•	retail marketing.

Our other operations include natural gas distribution and our ownership of interests in certain businesses engaged in compression services, retail propane distribution and refining. In April 2013, we completed our acquisition of ETE’s 60% interest in ETP Holdco Corporation, or ETP Holdco, and, as a result, we own 100% of ETP Holdco, which owns Southern Union Company, or Southern Union, and Sunoco, Inc., or Sunoco. Additionally, in April 2013, Southern Union completed its contribution of its gathering system operated by Southern Union Gas Services, or SUGS, to Regency Energy Partners LP, or Regency, in exchange for cash, 31.4 million Regency common units and 6.3 million Regency Class F common units. Effective September 1, 2013, Southern Union also completed the sale of its Missouri Gas Energy division. Please read “—Recent Developments” for more information on this sale, as well as Southern Union’s pending sale of its New England Gas Company division.

Our Business

Intrastate Natural Gas Transportation and Storage

We own and operate approximately 7,800 miles of intrastate natural gas transportation pipelines, which is the largest intrastate pipeline system in the United States, and three natural gas storage facilities in Texas. Our intrastate pipeline system has an aggregate throughput capacity of approximately 14.1 billion cubic feet per day, or Bcf/d, and interconnects to many major consumption areas in the United States. For the year ended December 31, 2012, we transported an average of 9.8 Bcf/d of natural gas through our intrastate natural gas pipeline system.

Our intrastate natural gas transportation and storage segment’s results are determined primarily by the amount of fees we charge our customers to reserve capacity as well as the actual volume of natural gas that flows through the transportation pipelines.

We also provide natural gas storage services to third parties for which we charge storage fees as well as engage in natural gas storage transactions in which we profit from pricing differences that occur over time.

Interstate Natural Gas Transportation and Storage

Through our interstate natural gas transportation and storage segment, we directly own and operate approximately 12,600 miles of interstate natural gas transportation pipelines, with an aggregate throughput capacity of approximately 10.8 Bcf/d, and have a 50% interest in the joint venture that owns the 185-mile Fayetteville Express pipeline, which has a throughput capacity of approximately 2.0 Bcf/d. We also own a 50% interest in Citrus Corp., or Citrus, which owns 100% of Florida Gas Transmission Company, or FGT, which owns and operates an approximately 5,400-mile pipeline system with a throughput capacity of approximately 3.1 Bcf/d that extends from South Texas through the Gulf Coast to South Florida. For the year ended December 31, 2012, we transported an average of 3.0 Bcf/d of natural gas on our interstate natural gas pipelines, excluding the assets of Southern Union’s subsidiary, Panhandle Eastern Pipeline Company, or Panhandle.

Our interstate natural gas transportation and storage segment includes Panhandle, which owns and operates a large natural gas open-access interstate pipeline network. This pipeline network, consisting of the Panhandle, Trunkline and Sea Robin transmission systems, serves customers in the Midwest, Gulf Coast and Midcontinent United States with a comprehensive array of transportation and storage services. In connection with its natural gas pipeline transportation and storage systems, Panhandle has five natural gas storage fields located in Illinois, Kansas, Louisiana, Michigan and Oklahoma. Pan Gas Storage, LLC, doing business as Southwest Gas, operates four of these storage fields and Trunkline Gas Company, LLC operates one. Through Trunkline LNG Company, LLC, or Trunkline LNG Company, Panhandle owns and operates a liquefied natural gas terminal in Lake Charles, Louisiana. For the year ended December 31, 2012, Panhandle transported an average of 3.8 Bcf/d of natural gas on its natural gas open-access interstate pipeline network.

The results from our interstate transportation and storage segment are primarily derived from the fees we earn from natural gas transportation and storage services.

Midstream

Through our midstream segment, we own and operate approximately 6,700 miles of in-service natural gas and NGL gathering pipelines aggregating a combined capacity of approximately 5.6 Bcf/d, four natural gas processing plants with an aggregate capacity of 1.0 Bcf/d, 15 natural gas treating facilities with an aggregate capacity of 2.2 Bcf/d and three natural gas conditioning facilities with an aggregate capacity of 0.3 Bcf/d. Our midstream segment focuses on the gathering, compression, treating, blending, processing and marketing of natural gas, and our operations are currently concentrated in major producing basins and shales, including the

Austin Chalk trend and Eagle Ford Shale in South and Southeast Texas, the Barnett Shale and Woodford Shale in North Texas, the Bossier Sands in East Texas, the Marcellus Shale in West Virginia, and the Haynesville Shale in East Texas and Louisiana. Many of our midstream assets are integrated with our intrastate natural gas transportation and storage assets. For the year ended December 31, 2012, excluding the operations of SUGS which we contributed to Regency in April 2013, we averaged gathering volumes of 2.4 Bcf/d and NGL production averaged 79,640 barrels per day, or Bbls/d.

Our midstream segment results are derived primarily from margins we earn for natural gas volumes that are gathered, transported, purchased and sold through our pipeline systems and the natural gas and NGL volumes processed at our processing and treating facilities.

NGL Transportation and Services

Through our NGL transportation and services segment, we own and operate approximately 300 miles of NGL pipelines with aggregate throughput capacity of approximately 320,000 Bbls/d and have a 50% interest in the Liberty pipeline, an approximately 85-mile NGL pipeline with aggregate throughput capacity of approximately 90,000 Bbls/d. We also have a 70% interest in Lone Star NGL LLC, which owns approximately 2,000 miles of NGL pipelines with aggregate throughput capacity of approximately 342,000 Bbls/d, three NGL processing plants with aggregate capacity of 26,000 Bbls/d, two fractionation facilities with aggregate capacity of approximately 125,000 Bbls/d and NGL storage facilities with aggregate working storage capacity of approximately 47 million barrels. One of the fractionation facilities and most of the NGL storage facilities are located at Mont Belvieu, Texas, and the NGL pipelines primarily transport NGL from the Permian and Delaware basins and the Barnett Shale and Eagle Ford Shale to Mont Belvieu. For the year ended December 31, 2012, we averaged NGL transportation volumes of 172,569 Bbls/d and NGL fractionation volumes of 17,754 Bbls/d.

NGL storage revenues are derived from base storage fees that are tied to the volume of capacity reserved, regardless of use, and throughput fees for providing ancillary services, including receipt and delivery, custody transfer and rail/truck loading and unloading fees.

NGL transportation revenue is principally generated from fees charged to customers under dedicated contracts to deliver the total output from particular processing plants or take-or-pay contracts which have minimum throughput commitments requiring the customer to pay regardless of whether a fixed volume is transported.

Investment in Sunoco Logistics

In connection with the completion of our acquisition of Sunoco and certain related transactions in October 2012, we acquired the general partner interests, all of the incentive distribution rights and a 32.4% limited partner interest in Sunoco Logistics. Sunoco Logistics operates crude oil pipelines, crude oil acquisition and marketing, terminal facilities and refined products pipelines primarily in the Northeast, Midwest and Southwest regions of the United States. In addition, the investment in Sunoco Logistics segment has ownership interests in several refined product pipeline joint ventures. Sunoco Logistics’ crude oil pipelines transport crude oil principally in Oklahoma and Texas. Crude oil transportation pipelines primarily deliver to and connect with other pipelines that deliver crude oil to a number of third-party refineries. Sunoco Logistics’ crude oil pipelines consist of approximately 4,900 miles of crude oil trunk pipelines and approximately 500 miles of crude oil gathering lines that supply the trunk pipelines. The throughput on Sunoco Logistics’ pipelines averaged approximately 1.56 million Bbls/d for the year ended December 31, 2012.

Sunoco Logistics’ crude oil acquisition and marketing business gathers, purchases, markets and sells crude oil principally in the Midcontinent United States, utilizing its fleet of approximately 200 crude oil transport trucks, approximately 120 crude oil truck unloading facilities and third-party assets. For the year ended December 31, 2012, the average daily volumes for crude oil purchases and sales was 673,000 Bbls/d and 669,000 Bbls/d, respectively.

Sunoco Logistics’ refined products terminal facilities receive refined products from pipelines, barges, railcars and trucks and transfer them to or from storage or transportation systems, such as pipelines, to other transportation systems, such as trucks or other pipelines. Sunoco Logistics’ terminal facilities consist of an aggregate crude oil and refined products capacity of approximately 40 million barrels, including the 22 million barrel Nederland, Texas crude oil terminal; the 5 million barrel Eagle Point, New Jersey refined products and crude oil terminal; approximately 41 active refined products marketing terminals located in the Northeast, Midwest and Southwest United States; and several refinery terminals located in the Northeast United States. For the year ended December 31, 2012, the total average daily throughput was 487,000 Bbls/d for the 41 refined products marketing terminals, 724,000 Bbls/d for the Nederland terminal and 56,000 Bbls/d for the Eagle Point terminal.

Sunoco Logistics’ refined product pipelines transport refined products, including multiple grades of gasoline, middle distillates (such as heating oil, diesel and jet fuel) and liquefied petroleum gases (such as propane and butane) from refineries to markets. Sunoco Logistics’ refined products pipelines consist of approximately 2,500 miles of refined product pipelines and joint venture interests in four refined products pipelines in selected areas of the United States. Average daily throughput on the refined products pipelines for the year ended December 31, 2012 was 582,000 Bbls/d.

Retail Marketing

Our retail marketing business segment consists of Sunoco’s marketing operations, which sell gasoline and middle distillates at retail and operate convenience stores in 25 states, primarily on the East Coast and in the Midwest region of the United States. The highest concentrations of outlets are located in Connecticut, Florida, Maryland, Massachusetts, Michigan, New Jersey, New York, Ohio, Pennsylvania and Virginia. Some of these outlets are traditional locations that sell fuel products under the Sunoco® and Coastal® brands whereas others are APlus® convenience stores or Ultra Service Centers® that provide automotive diagnostics and repair. Our branded fuels sales (including middle distillates) averaged 318,000 Bbls/d from the closing of our acquisition of Sunoco on October 5, 2012 through December 31, 2012. The Sunoco® brand is positioned as a premium brand, and is the official fuel of NASCAR® and the INDYCAR® series through 2019 and 2014, respectively. Additionally, our APlus® convenience stores are the official convenience stores of NASCAR®.

Other Operations

Our other operations consist of (i) natural gas compression services and a natural gas compression equipment business; (ii) an approximate 23.8% limited partner interest in AmeriGas Partners, L.P., which is engaged in retail propane marketing; (iii) the local distribution of natural gas in Massachusetts through Southern Union; (iv) an approximate 30% non-operating interest in a joint venture with The Carlyle Group, L.P., which owns a refinery in Philadelphia and (v) an approximate 15% limited partner interest in Regency and ownership of 6.3 million Regency Class F common units. Effective September 1, 2013, Southern Union completed the sale of its Missouri Gas Energy division. Please read “—Recent Developments” for more information on this sale, as well as Southern Union’s pending sale of its New England Gas Company division.

Business Strategy

Our business strategy is to increase unitholder distributions and the value of our common units. We believe we have engaged, and will continue to engage, in a well-balanced plan for growth through internally generated expansion and measures aimed at increasing the profitability of our existing assets. We intend to continue to operate as a diversified, growth-oriented master limited partnership with a focus on increasing the amount of cash available for distribution on each common unit.

We believe that we are well-positioned to compete in the natural gas, NGL and crude oil industries based on the following strengths:

•	We believe that the size and scope of our operations, our stable asset base and cash flow profile, and our investment grade status will be significant positive factors in our efforts to obtain new debt or equity financing in light of current market conditions.

•	Our experienced management team has an established reputation as highly-effective, strategic operators within our operating segments. In addition, our management team is motivated to effectively and efficiently manage our business operations through performance-based incentive compensation programs and through ownership of a substantial equity position in ETE, the entity that indirectly owns our general partner, and therefore benefits from incentive distribution payments we make to our general partner.

We intend to accomplish our business strategy by executing on the following operating strategies:

Enhancing profitability of existing assets. We intend to increase the profitability of our existing asset base by adding new volumes of natural gas and NGLs under long-term producer commitments, increasing refined product and crude oil pipeline and terminal throughput, undertaking additional initiatives to enhance utilization, reducing costs by improving operations and realizing operational and commercial synergies by focusing on the integration of our recently acquired assets.

Engaging in construction and expansion opportunities. We intend to leverage our existing infrastructure and customer relationships by constructing and expanding our natural gas, NGL and crude oil systems to meet new or increased demand for midstream and transportation services. Further, we intend to continue expansion capital projects on our existing refined products and crude oil assets to, among other things, expand services at our refined products terminals and increase tankage at our terminalling facilities.

Increasing cash flow from fee-based businesses. We intend to seek to increase the percentage of our midstream business conducted with third parties under fee-based arrangements in order to reduce our exposure to changes in commodity prices.

Recent Developments

Sale of Missouri Gas Energy. In December 2012, we announced that Southern Union had entered into definitive purchase and sale agreements dated December 14, 2012 with each of Plaza Missouri Acquisition, Inc., or Laclede Missouri, and Plaza Massachusetts Acquisition, Inc., or Laclede Massachusetts, both of which are subsidiaries of the Laclede Group, Inc., or Laclede, pursuant to which Laclede Missouri agreed to acquire the assets of Southern Union’s Missouri Gas Energy division, and Laclede Massachusetts agreed to acquire the assets of Southern Union’s New England Gas Company division. On February 11, 2013, Laclede announced that it had entered into an agreement with Algonquin Power & Utilities Corp., or APUC, that will allow a subsidiary of APUC to assume the right of Laclede Massachusetts to purchase the assets of Southern Union’s New England Gas Company division, subject to certain approvals. Southern Union completed its sale of the Missouri Gas Energy division effective September 1, 2013 for $975 million in cash, and we expect the sale of the New England Gas Company division to be completed during the fourth quarter of 2013, subject to the receipt of required regulatory approval. The aggregate value of these transactions is approximately $1.035 billion, comprised of $1.015 billion in cash and approximately $20 million of assumed debt of the New England Gas Company division.

Unit Exchange Transaction. On August 7, 2013, we entered into an Exchange and Redemption Agreement, or the Exchange Agreement, with ETE and ETE Common Holdings, LLC, or ETE Holdings, a wholly owned subsidiary of ETE, pursuant to which we agreed to redeem and cancel 50,160,000 of our common units currently owned by ETE Holdings in exchange for the issuance by us to ETE Holdings of 50,160,000 Class H Units representing a new class of limited partner interests in ETP. The Class H Units will generally be entitled to (i) allocations of profits, losses and other items from us corresponding to 50.05% of the profits, losses and other items allocated to us by Sunoco Partners LLC, or SXL GP, the general partner of Sunoco Logistics, with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by SXL GP, (ii) distributions from us for each quarter equal to 50.05% of the cash distributed to us by SXL GP with respect to the incentive distribution rights and general partner interest in Sunoco Logistics held by SXL GP for such quarter and, to the extent not previously distributed to holders of the Class H Units, for any previous quarters and (iii) incremental cash distributions in the aggregate amount of $329 million, subject to adjustment, to be payable by us to ETE Holdings over 15 quarters, commencing with the quarter ending September 30, 2013 and ending with the quarter ending March 31, 2017. The transaction is subject to certain customary closing conditions and is expected to close prior to November 1, 2013.

Our Principal Executive Offices

We are a limited partnership formed under the laws of the State of Delaware. Our executive offices are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219. Our telephone number is (214) 981-0700. We maintain a website at http://www.energytransfer.com that provides information about our business and operations. Information contained on this website, however, is not incorporated into or otherwise a part of this prospectus.

The Exchange Offers

On June 24, 2013, we completed a private offering of the Old 2024 Notes, the Old 2029 Notes and the Old Junior Subordinated Notes. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed to deliver to you this prospectus and to use commercially reasonable efforts to cause the registration statement to be declared effective within 180 days after the date we issued the Old 2024 Notes, the Old 2029 Notes and the Old Junior Subordinated Notes.

Exchange Offers	We are offering to exchange New 2024 Notes for Old 2024 Notes, New 2029 Notes for Old 2029 Notes and New Junior Subordinated Notes for Old Junior Subordinated Notes.

Expiration Date	The exchange offers will expire at 5:00 p.m., New York City time, on , 2013 unless we decide to extend them.

Condition to the Exchange Offers	The registration rights agreement does not require us to accept Old Notes for exchange if the exchange offers, or the making of any exchange by a holder of the Old Notes, would violate any applicable law or interpretation of the staff of the Securities and Exchange Commission, or the SEC. The exchange offers are not conditioned on a minimum aggregate principal amount of Old Notes being tendered.

Procedures for Tendering Old Notes	To participate in the exchange offers, you must follow the procedures established by The Depository Trust Company, or DTC, for tendering Old Notes held in book-entry form. These procedures, which we call “ATOP” (“Automated Tender Offer Program”), require that (i) the exchange agent receive, prior to the expiration date of the exchange offers, a computer generated message known as an “agent’s message” that is transmitted through DTC’s automated tender offer program, and (ii) DTC has received:

•	your instructions to exchange your Old Notes, and

•	your agreement to be bound by the terms of the letter of transmittal.

For more information on tendering your Old Notes, please refer to the sections in this prospectus entitled “Exchange Offers—Terms of the Exchange Offers,” “Exchange Offers—Procedures for Tendering,” and “Description of the New Senior Notes,” “Description of the New Junior Subordinated Notes” and “Book-Entry; Delivery and Form.”

Guaranteed Delivery Procedures	None.

Withdrawal of Tenders	You may withdraw your tender of Old Notes at any time prior to the expiration date. To withdraw, you must submit a notice of withdrawal to the exchange agent using ATOP procedures before 5:00 p.m., New York City time, on the expiration date of the exchange offers. Please refer to the section in this prospectus entitled “Exchange Offers— Withdrawal of Tenders.”

Acceptance of Old Notes and Delivery of New Notes	If you fulfill all conditions required for proper acceptance of Old Notes, we will accept any and all Old Notes that you properly tender in the exchange offers on or before 5:00 p.m., New York City time, on the expiration date. We will return any Old Notes that we do not accept for exchange to you without expense promptly after the expiration date. Please refer to the section in this prospectus entitled “Exchange Offers—Terms of the Exchange Offers.”

Fees and Expenses	We will bear expenses related to the exchange offers. Please refer to the section in this prospectus entitled “Exchange Offers—Fees and Expenses.”

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making the exchange offers solely to satisfy our obligations under our registration rights agreement.

Consequences of Failure to Exchange

Old Notes	If you do not exchange your Old Notes in the exchange offers, you will no longer be able to require us to register the Old Notes under the Securities Act except in limited circumstances provided under the registration rights agreement. In addition, you will not be able to resell, offer to resell or otherwise transfer the Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

In addition, after the consummation of the exchange offers, it is anticipated that the outstanding principal amount of the Old Notes available for trading will be significantly reduced. The reduced float may adversely affect the liquidity and market price of the Old Notes. A smaller outstanding principal amount of Old Notes available for trading may also make the price of the Old Notes more volatile.

U.S. Federal Income Tax

Consequences	The exchange of New Notes for Old Notes in the exchange offers will not be a taxable event for U.S. federal income tax purposes. Please refer to the section in this prospectus entitled “Material United States Federal Tax Consequences.”

Exchange Agent	We have appointed U.S. Bank National Association as exchange agent for the exchange offers. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows: By First Class Mail: U. S. Bank National Association, Attn: Specialized Finance, 60 Livingston Avenue – EP-MN-WS2N, St. Paul, MN 55107-2292 or By Courier or Overnight Delivery: U. S. Bank National Association, Attn: Specialized Finance, 111 Fillmore Avenue, St. Paul, MN 55107-1402. Eligible institutions may make requests for facsimile transmission at (651) 495-8158, Attn: Specialized Finance.

Further Information	Questions or requests for assistance related to the exchange offers may be directed to Mauri Cowen, U.S. National Association, at (713) 235-9206. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the exchange offers.

Terms of the New Senior Notes

The New Senior Notes will be identical to the Old Senior Notes except that the New Senior Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The New Senior Notes will evidence the same debt as the Old Senior Notes, and the same indenture dated as of January 18, 2005 among the Partnership, the subsidiaries of Energy Transfer named therein and U.S. Bank National Association (as successor-by-merger to Wachovia Bank, National Association), as trustee, as supplemented by the twelfth supplemental indenture dated as of June 24, 2013 (as so supplemented, the “ETP Senior Indenture”), that governs our Old Senior Notes will govern the New Senior Notes.

The following summary contains basic information about the New Senior Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Senior Notes, please refer to the section entitled “Description of the New Senior Notes” in this prospectus.

Issuer	Energy Transfer Partners, L.P.

Notes Offered	$277,486,000 aggregate principal amount of 7.60% Senior Notes due 2024 and $266,675,000 aggregate principal amount of 8.25% Senior Notes due 2029.

Maturity	Unless redeemed prior to maturity as described below, the New 2024 Notes will mature on February 1, 2024 and the New 2029 Notes will mature on November 15, 2029.

Interest Rate	Interest on the New 2024 Notes will accrue at the per annum rate of 7.60%, and interest on the New 2029 Notes will accrue at the per annum rate of 8.25%.

Interest Payment Dates	Interest on the New 2024 Notes will be payable semi-annually on February 1 and August 1 of each year. Interest on the Old 2024 Notes commenced accruing on June 24, 2013.

Interest on the New 2029 Notes will be payable semi-annually on May 15 and November 15 of each year. Interest on the Old 2024 Notes commenced accruing on June 24, 2013.

Minimum Denomination	The New Senior Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Ranking	The New Senior Notes will be our unsecured senior obligations. The New Senior Notes will rank equally with all of our other current and future unsecured senior debt, including our existing senior notes and Sunoco’s existing senior notes and debentures of which we are a co-obligor, and junior to the indebtedness and other obligations, including trade payables, of our subsidiaries.

As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes due July 1, 2013, or our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of Panhandle’s 6.050% Senior Notes due August 15, 2013, or the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, the New Senior Notes would have been structurally subordinated to $5.1 billion of indebtedness of our subsidiaries, consisting of $870 million of indebtedness of our wholly owned subsidiary, Transwestern Pipeline Company, LLC, or Transwestern, $1.1 billion of indebtedness of Southern Union and Panhandle, $965 million of indebtedness of Sunoco (of which we are a co-obligor) and $2.2 billion of indebtedness of Sunoco Logistics. Please read “Description of the New Senior Notes—Ranking” and “Description of the New Senior Notes—Subsidiary Guarantees.” In addition, as of June 30, 2013, our unconsolidated joint ventures, FEP, Citrus and FGT, had outstanding $3.0 billion of indebtedness, consisting of $600 million of borrowings outstanding under FEP’s term loan; $144 million of borrowings outstanding under Citrus’ $200 million revolving credit facility and $500 million of borrowings outstanding under Citrus’ construction term loan; and $1.8 billion in aggregate principal amount of FGT’s senior notes. FGT is a party to a $200 million revolving credit facility which was undrawn as of June 30, 2013. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

Optional Redemption	We may redeem the New Senior Notes for cash, in whole or in part at any time and from time to time, at our option at the applicable redemption price set forth under the heading “Description of the New Senior Notes—Optional Redemption.”

Certain Covenants	The ETP Senior Indenture governing the New Senior Notes contains covenants, including a limitation on liens and a restriction on sale-leaseback transactions. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described in “Description of the New Senior Notes—Certain Covenants.”

Limited Public Market for the New Senior Notes	The New Senior Notes generally will be freely transferable, but will also be securities for which the public market may be limited. There can be no assurance as to the development, persistence or liquidity of any market for the New Senior Notes. We do not intend to apply for a listing of the New Senior Notes on any securities exchange or any automated dealer quotation system.

Risk Factors	The New Senior Notes involve risks. See “Risk Factors” beginning on page 15 and the risk factors set forth in our, Southern Union’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2012, in each case as updated by our, Southern Union’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, for a discussion of certain factors you should consider in evaluating an investment in the New Senior Notes.

Terms of the New Junior Subordinated Notes

The New Junior Subordinated Notes will be identical to the Old Junior Subordinated Notes except that the New Junior Subordinated Notes will be registered under the Securities Act and will not have restrictions on transfer, registration rights or provisions for additional interest. The New Junior Subordinated Notes will evidence the same debt as the Old Junior Subordinated Notes, and the same indenture dated as of June 24, 2013 between the Partnership and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture (as so supplemented, the “ETP Junior Subordinated Indenture”), that governs our Old Junior Subordinated Notes will govern the New Junior Subordinated Notes.

The following summary contains basic information about the New Junior Subordinated Notes and is not intended to be complete. It does not contain all information that may be important to you. For a more complete understanding of the New Junior Subordinated Notes, please refer to the section entitled “Description of the New Junior Subordinated Notes” in this prospectus.

Issuer	Energy Transfer Partners, L.P.

Notes Offered	$545,531,000 aggregate principal amount of Floating Rate Junior Subordinated Notes.

Maturity	Unless redeemed prior to maturity as described below, the New Junior Subordinated Notes will mature on November 1, 2066.

Interest Rate	Interest on the New Junior Subordinated Notes will accrue at the Three-Month LIBOR Rate plus 301.75 basis points (3.0175%) reset quarterly.

Interest Payment Dates	Interest on the New Junior Subordinated Notes will be payable quarterly on February 1, May 1, August 1 and November 1 of each year. Interest on the Old Junior Subordinated Notes commenced accruing on June 24, 2013.

Minimum Denominations	Interests in the New Junior Subordinated Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Ranking	The New Junior Subordinated Notes will be unsecured and will rank junior and be subordinated, to the extent and in the manner set forth in the ETP Junior Subordinated Indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness. See “Description of the New Junior Subordinated Notes—Ranking (Subordination)” for the definition of “senior indebtedness.”

As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes due July 1, 2013, or our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of Panhandle’s 6.050% Senior Notes due August 15, 2013, or the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, the New Junior Subordinated Notes would have been subordinated to $11.6 billion of our existing senior indebtedness (including $965 million of indebtedness of Sunoco of which we are a co-obligor) and structurally subordinated to $5.1 billion of indebtedness of our subsidiaries, consisting of $870 million of indebtedness of Transwestern, $1.1 billion of indebtedness of Southern Union and Panhandle, $965 million of indebtedness of Sunoco (of which we are a co-obligor) and $2.2 billion of indebtedness of Sunoco Logistics. In addition, as of June 30, 2013, our unconsolidated joint ventures, FEP, Citrus and FGT, had outstanding $3.0 billion of indebtedness, consisting of $600 million of borrowings outstanding under FEP’s term loan; $144 million of borrowings outstanding under Citrus’ $200 million revolving credit facility and $500 million of borrowings outstanding under Citrus’ construction term loan; and $1.8 billion in aggregate principal amount of FGT’s senior notes. FGT is a party to a $200 million revolving credit facility which was undrawn as of June 30, 2013. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

Optional Redemption	We may redeem the New Junior Subordinated Notes for cash, in whole or in part, at any time and from time to time, at our option at the applicable redemption price set forth under the heading “Description of the New Junior Subordinated Notes—Optional Redemption.”

Actions Not Restricted by ETP Junior Subordinated Indenture	The ETP Junior Subordinated Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our partnership interests or purchase or redeem our partnership securities, except as set forth under “Description of the New Junior Subordinated Notes—Dividend and Other Payment Stoppages During Deferral Periods and Under Certain Other Circumstances,” or make debt payments on, or purchase, redeem or retire, any senior indebtedness.

The ETP Junior Subordinated Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the ETP Junior Subordinated Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the New Junior Subordinated Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the New Junior Subordinated Notes.

Limited Public Market for the New

Junior Subordinated Notes	The New Junior Subordinated Notes generally will be freely transferable, but will also be securities for which the public market may be limited. There can be no assurance as to the development, persistence or liquidity of any market for the New Junior Subordinated Notes. We do not intend to apply for a listing of the New Junior Subordinated Notes on any securities exchange or any automated dealer quotation system.

Risk Factors	The New Junior Subordinated Notes involve risks. See “Risk Factors” beginning on page 15 and the risk factors set forth in our, Southern Union’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2012, in each case as updated by our, Southern Union’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, for a discussion of certain factors you should consider in evaluating an investment in the New Junior Subordinated Notes.

RISK FACTORS

Before deciding whether to participate in the exchange offers, you should consider carefully the following risk factors and the risk factors set forth in our, Southern Union’s and Sunoco Logistics’ Annual Reports on Form 10-K for the year ended December 31, 2012, in each case as updated by our, Southern Union’s and Sunoco Logistics’ subsequent Quarterly Reports on Form 10-Q, together with all of the other information included in, or incorporated by reference into, this prospectus and, to the extent applicable, any subsequently filed reports when evaluating an investment in the New Notes.

Risks Related to the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will remain restricted and may be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes.

If you do not exchange your Old Notes for New Notes pursuant to the exchange offers, the Old Notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the Old Notes except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. We do not plan to register Old Notes under the Securities Act unless our registration rights agreement with the initial purchasers of the Old Notes requires us to do so. Further, if you continue to hold any Old Notes after the exchange offers are consummated, you may have trouble selling them because there will be fewer of the Old Notes outstanding.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We do not have significant assets other than the partnership interests and the equity in our subsidiaries. As a result, our ability to make required payments on the New Notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, credit facilities and applicable state partnership laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount of the New Notes at maturity, we may be required to adopt one or more alternatives, such as a refinancing of the New Notes. We cannot assure you that we would be able to refinance the New Notes.

The New Notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our future secured indebtedness to the extent of the value of the assets securing such indebtedness.

Our subsidiaries own all of our operating assets. However, none of our subsidiaries will guarantee our obligations with respect to the New Notes. Therefore, creditors of our subsidiaries will have claims, with respect to the assets of those subsidiaries, that rank structurally senior to the New Notes. In the event of any distribution or payment of assets of such subsidiaries in any dissolution, winding up, liquidation, reorganization or other bankruptcy proceeding, the claims of those creditors must be satisfied prior to making any such distribution or payment to us in respect of our direct or indirect equity interests in such subsidiaries. Accordingly, after satisfaction of the claims of such creditors, there may be little or no amounts left available to make payments in respect of the New Notes. As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, the New Notes would have been structurally subordinated to $5.1 billion of indebtedness of our subsidiaries, consisting of $870 million of indebtedness of Transwestern, $1.1 billion of indebtedness of Southern Union and Panhandle, $965 million of indebtedness of Sunoco (of which we are a co-obligor) and $2.2 billion of indebtedness of Sunoco Logistics. Furthermore, such subsidiaries are not prohibited under the ETP Senior Indenture from incurring additional indebtedness and any such indebtedness will rank structurally senior to the New Notes with respect to the assets of such subsidiaries. Our unconsolidated joint ventures, FEP, Citrus and FGT, are also parties to revolving and other credit facilities and have outstanding senior unsecured notes. As of June 30, 2013, FEP had $600 million of borrowings outstanding under its term loan; Citrus had $144 million of borrowings outstanding under its $200 million revolving credit facility and $500 million of borrowings outstanding under its construction term loan; and FGT had $1.8 billion in aggregate principal amount of senior notes and no amounts drawn under its $200 million revolving credit facility. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

In addition, holders of any future secured indebtedness of Energy Transfer would have claims with respect to the assets constituting collateral for such indebtedness that are prior to the claims of the holders of the New Notes. Energy Transfer (excluding its subsidiaries) does not currently have any secured indebtedness, but may have secured indebtedness in the future. In the event of a default on any secured indebtedness or our bankruptcy, liquidation or reorganization, our assets would be used to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the New Notes. Accordingly, any such secured indebtedness would effectively rank senior to the New Notes to the extent of the value of the collateral securing the indebtedness.

While the ETP Senior Indenture governing the New Senior Notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that allow us to secure certain indebtedness without equally and ratably securing the New Senior Notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the New Senior Notes and the holders of other claims against us with respect to our other assets.

We do not have the same flexibility as other types of organizations to accumulate cash, which may limit cash available to service the New Notes or to repay them at maturity.

Unlike a corporation, we are required by our partnership agreement to distribute, on a quarterly basis, 100% of our available cash to our unitholders of record and our general partner. Available cash is generally all of our cash on hand as of the end of a quarter, adjusted for cash distributions and net changes to reserves. Our general partner will determine the amount and timing of such distributions and has broad discretion to establish and make additions to our reserves or the reserves of our operating subsidiaries in amounts it determines in its reasonable discretion to be necessary or appropriate:

•	to provide for the proper conduct of our business and the businesses of our operating subsidiaries

•	(including reserves for future capital expenditures and for our anticipated future credit needs);

•	to provide funds for distributions to our unitholders and our general partner for any one or more of the next four calendar quarters; or

•	to comply with applicable law or any of our loan or other agreements.

Although our payment obligations to our unitholders are subordinate to our payment obligations to you, the value of our units may decrease with decreases in the amount we distribute per unit. Accordingly, if we experience a liquidity problem in the future, the value of our units may decrease and we may not be able to issue equity to recapitalize.

Your ability to transfer the New Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market for the New Notes will develop or persist.

We cannot assure you that, following the exchange of the Old Notes for New Notes, an active trading market for the New Notes will exist (or persist, if developed), and we will have no obligation to create such a market. At the time of the private placement of the Old Notes, the initial purchasers advised us that they intended to make a market in the Old Notes and, if issued, the New Notes. The initial purchasers are not obligated, however, to make a market in the Old Notes or the New Notes and any market making may be discontinued at any time at their sole discretion. No assurance can be given as to the liquidity of or trading market for the New Notes.

The liquidity of any trading market for the New Notes and the market price quoted for the New Notes will depend upon the number of holders of the New Notes, the overall market for high yield securities, our financial performance or prospects or the prospects for companies in our industry generally, the interest of securities dealers in making a market in the New Notes and other factors.

We have subsidiaries that will be treated as corporations for federal income tax purposes and subject to corporate-level income taxes.

Even though we (as a partnership for U.S. federal income tax purposes) are not subject to entity-level U.S. federal income tax, our acquisition of Sunoco and our acquisition of all of the equity interests in ETP Holdco have resulted in an increase in the proportion of our operations that are conducted through subsidiaries that are organized as C corporations. Such corporate subsidiaries are subject to corporate-level tax, the payment of which will reduce the cash otherwise available for servicing the New Notes and repaying them at maturity.

Risks Related to the New Junior Subordinated Notes

Tax characterization of the New Junior Subordinated Notes is uncertain.

The determination of whether a security will be treated as debt or equity for U.S. federal income tax purposes is based on a variety of facts and circumstances and there is no clear guidance on the correct treatment of the New Junior Subordinated Notes. We intend to treat the New Junior Subordinated Notes as debt for U.S. federal income tax purposes. However, given the stated maturity of these New Junior Subordinated Notes, our ability to defer interest for a substantial period of time, the place of these New Junior Subordinated Notes in our capital structure, and the limited circumstances under which an event of default can occur, it is possible that the IRS could assert these Junior Subordinated Notes are our equity for U.S. federal income tax purposes. If the IRS were successful in such an assertion, this would subject holders that are tax-exempt entities to unrelated business income tax on their return from these Junior Subordinated Notes, holders that are non-U.S. persons to tax on income from a United States trade or business, and Energy Transfer to withholding tax on income allocable to non-U.S. holders. Other holders may also have adverse timing and character concerns. See “Material United States Federal Income Tax Considerations.”

We have the right to defer interest for up to ten consecutive years.

We have the right at one or more times to defer interest on the New Junior Subordinated Notes for one or more consecutive interest periods that do not exceed ten years. During any such deferral period, holders of New Junior Subordinated Notes will receive limited or no current payments on the New Junior Subordinated Notes. Holders will have no remedies against us for nonpayment unless we fail to pay all deferred interest (including compounded interest) at the end of the ten-year deferral period, at the maturity date or, if applicable, at the earlier accelerated maturity date or redemption date of the New Junior Subordinated Notes.

Deferral of interest payments and other characteristics of the New Junior Subordinated Notes could adversely affect the market price of the New Junior Subordinated Notes.

To the extent a secondary market develops for the New Junior Subordinated Notes, the market price of the New Junior Subordinated Notes is likely to be adversely affected if we defer payments of interest on the New Junior Subordinated Notes. As a result of our deferral right or if investors perceive that there is a likelihood that we will exercise our deferral right, the market for the New Junior Subordinated Notes may become less active or be discontinued during such a deferral period, and the market price of the New Junior Subordinated Notes may be more volatile than the market prices of other securities that are not subject to deferral. If we do defer interest on the New Junior Subordinated Notes and you sell your New Junior Subordinated Notes during the period of that deferral, you may not receive the same return on your investment as a holder that continues to hold its New Junior Subordinated Notes until we pay the deferred interest at the end of the applicable deferral period.

The ETP Junior Subordinated Indenture does not limit the amount of senior or pari passu indebtedness we may issue, and other future liabilities may rank senior to or equally with the New Junior Subordinated Notes in right of payment or upon liquidation.

The New Junior Subordinated Notes will be subordinate and junior in right of payment to our current and future senior indebtedness, which means we cannot make any payments on the New Junior Subordinated Notes if we are in default on any of our indebtedness that is senior to the New Junior Subordinated Notes. Therefore, in the event of our bankruptcy, liquidation or dissolution, our assets must be used to pay off our senior indebtedness in full before any payment may be made on the New Junior Subordinated Notes. Our senior indebtedness includes all of our obligations for money borrowed (other than the New Junior Subordinated Notes and other obligations that may be issued under the ETP Junior Subordinated Indenture), as well as other obligations such as capital leases, but will not include (1) obligations to trade creditors created or assumed by us in the ordinary course of business, (2) indebtedness that is by its terms subordinate, or not superior, in right of payment to the New Junior Subordinated Notes or (3) our pari passu securities. All of our existing indebtedness for money borrowed is senior indebtedness.

The terms of the ETP Junior Subordinated Indenture do not limit our ability to incur additional debt, whether secured or unsecured, and including indebtedness that ranks senior to or pari passu with the New Junior Subordinated Notes upon our liquidation or in right of payment as to principal or interest.

As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, the New Junior Subordinated Notes would have been structurally subordinated to $5.1 billion of indebtedness of our subsidiaries, consisting of $870 million of indebtedness of Transwestern, $1.1 billion of indebtedness of Southern Union and Panhandle, $965 million of indebtedness of Sunoco (of which we are a co-obligor) and $2.2 billion of indebtedness of Sunoco Logistics. Furthermore, such subsidiaries are not prohibited under the ETP Junior Subordinated Indenture from incurring additional indebtedness and any such indebtedness will rank structurally senior to the Junior Subordinated Notes with respect to the assets of such subsidiaries. Our unconsolidated joint ventures, FEP, Citrus and FGT, are also parties to revolving and other credit facilities and have outstanding senior unsecured debt. As of June 30, 2013, FEP had $600 million of borrowings outstanding under its term loan; Citrus had $144 million of borrowings outstanding under its $200 million revolving credit facility and $500 million of borrowings outstanding under its construction term loan; and FGT had $1.8 billion in aggregate principal amount of senior notes and no amounts drawn under its $200 million revolving credit facility. Please read “Description of Other Indebtedness—Unconsolidated Joint Ventures.”

We may make certain payments on pari passu securities during a deferral period.

The terms of the New Junior Subordinated Notes permit us to make (i) any payment of current or deferred interest on parity securities that is made pro rata to the amounts due on such parity securities (including the New Junior Subordinated Notes ) and (ii) any payment of principal or current or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities.

Uncertainty relating to the LIBOR calculation process may adversely affect the value of your New Junior Subordinated Notes.

The New Junior Subordinated Notes will bear interest at interest rates based on LIBOR established on the basis of the “BBA Method.” Regulators and law enforcement agencies from a number of governments, including entities in the United States, Japan, Canada and the United Kingdom, are conducting civil and criminal investigations into whether the banks that contribute to the British Bankers’ Association, or the BBA, in connection with the calculation of daily LIBOR may have been under-reporting or otherwise manipulating or attempting to manipulate LIBOR.

Actions by the BBA, regulators or law enforcement agencies may result in changes to the manner in which LIBOR is determined. Uncertainty as to the nature of such potential changes may adversely affect the trading market for LIBOR-based securities, including the New Junior Subordinated Notes.

EXCHANGE OFFERS

Purpose and Effect of the Exchange Offers

At the closing of the offering of the Old Notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Old Notes, at our cost, to do the following:

•	file an exchange offer registration statement with the SEC with respect to the exchange offers for the New Notes, and

•	use commercially reasonable efforts to cause the registration statement to be declared effective by the 180th day following issuance of the Old Notes.

Additionally, we agreed to offer the New Notes in exchange for surrender of the Old Notes upon the SEC’s declaring the exchange offer registration statement effective. We agreed to use commercially reasonable efforts to cause the exchange offer registration statement to be effective continuously, and to keep the exchange offers open for a period of not less than 20 business days.

For each Old Note surrendered to us pursuant to any exchange offer, the holder of such Old Note will receive a New Note having a principal amount equal to that of the surrendered Old Note. Interest payments on the New 2024 Notes will be made semi-annually in cash, on February 1 and August 1 of each year. Interest payments on the New 2029 Notes will be made semi-annually in cash, on May 15 and November 15 of each year. Interest payments on the New Junior Subordinated Notes will be made quarterly in cash, on February 1, May 1, August 1 and November 1 of each year. Interest on the Old 2024 Notes, the Old 2029 Notes and the Old Junior Subordinated Notes commenced accruing on June 24, 2013. The registration rights agreement also provides an agreement to include in the prospectus for the exchange offers certain information necessary to allow a broker-dealer who holds Old Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from us or one of our affiliates) to exchange such Old Notes pursuant to any exchange offer and to satisfy the prospectus delivery requirements in connection with resales of New Notes received by such broker-dealer in the exchange offers. We agreed to use commercially reasonable efforts to maintain the effectiveness of the exchange offer registration statement for these purposes for a period of 180 days after the completion of the exchange offers, which period may be extended under certain circumstances.

The preceding agreement is needed because any broker-dealer who acquires Old Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the New Notes pursuant to the exchange offers and the resale of New Notes received in the exchange offers by any broker-dealer who held Old Notes acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from us or one of our affiliates).

Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of New Notes acquired in the exchange offers. Holders that are broker-dealers must acknowledge that they acquired their Old Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the New Notes they acquire in the exchange offers in order not to be deemed an underwriter.

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the New Notes issued in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any New Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such New Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such New Notes.

Any holder who tenders in the exchange offers with the intention of participating in any manner in a distribution of the New Notes:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); Shearman & Sterling, SEC No-Action Letter (July 2, 1993) or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in “Exxon Capital Holdings Corporation” or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

Each holder of the Old Notes (other than certain specified holders) who desires to exchange Old Notes for the New Notes in the exchange offers will be required to make the representations described below under “—Procedures for Tendering—Your Representations to Us.”

If (i) on or prior to the time the exchange offers are completed existing law or SEC interpretations are changed such that the exchange notes would not generally be freely transferable after the exchange offers without further registration under the Securities Act; (ii) the exchange offer registration statement is not declared effective by 180 days after the issue date of the Old Notes or (iii) each exchange offer has not been completed within 30 business days of the exchange offer registration statement being declared effective, then we will use our commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the New Notes and to keep that shelf registration statement effective until the date that the New Notes cease to be “registrable securities” (as defined in the registration rights agreement), including when all New Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. We will, in the event of such a shelf registration, provide to each participating holder of New Notes copies of a prospectus, notify each participating holder of New Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the New Notes. A holder of New Notes that sells New Notes under the shelf registration statement generally will be required to make certain representations to us (as described in the registration rights agreement), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder of New Notes (including certain indemnification obligations). Holders of New Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from us. Under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their Old Notes for registered notes in the exchange offers.

The registration rights agreement also provides that, if (i) the exchange offer registration statement or shelf registration statement has not become effective or been declared effective by the SEC on or before the 180th day after the issue date of the Old Notes; (ii) each exchange offer has not been completed within 30 business days after the effective time of the exchange offer registration statement relating to the exchange offers (if the exchange offers are then required to be made); (iii) any exchange offer registration statement or shelf registration statement required by the registration rights agreement is filed and declared or becomes effective but shall thereafter either be withdrawn by us or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the registration rights agreement) without being succeeded promptly by an additional registration statement filed and declared or otherwise becoming effective; or (iv) we require holders to refrain from disposing of their registrable securities due to an event causing a suspension period (as defined in the registration rights agreement) to the extent that such period exceeds 60 days in the aggregate during any consecutive 12-month period, then additional interest shall accrue on the principal amount of the Old Notes that are “registrable securities” at a rate of 0.25% for the first 90 days following the occurrence of such registration default. The amount of additional interest will increase an additional 0.25% per annum with respect to each subsequent 90-day period, in each case, until all registration defaults have been cured, up to a maximum increase of 1.00% per annum of the principal amount of the Old Notes.

Holders of the Old Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offers and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Old Notes included in the shelf registration statement.

If we effect the registered exchange offers, we will be entitled to close the registered exchange offers 20 business days after its commencement as long as we have accepted all Old Notes validly tendered in accordance with the terms of the exchange offers and no brokers or dealers continue to hold any Old Notes.

This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference into this prospectus.

Except as set forth above, after consummation of the exchange offers, holders of Old Notes which are the subject of the exchange offers have no registration or exchange rights under the registration rights agreement. See “—Consequences of Failure to Exchange.”

Terms of the Exchange Offers

Subject to the terms and conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time on the expiration date. We will issue New Notes in principal amount equal to the principal amount of Old Notes surrendered in each exchange offer. Old Notes may be tendered only for New Notes and only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The exchange offers are not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

As of the date of this prospectus, $277,486,000 in aggregate principal amount of the Old 2024 Notes is outstanding, $266,675,000 in aggregate principal amount of the Old 2029 Notes is outstanding and $545,531,000 in aggregate principal amount of the Old Junior Subordinated Notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Old Notes. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the exchange offers.

We intend to conduct the exchange offers in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC. Old Notes that the holders thereof do not tender for exchange in the exchange offers will remain outstanding and continue to accrue interest. These Old Notes will continue to be entitled to the rights and benefits such holders have under the applicable indenture relating to the Old Notes.

We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral (promptly followed in writing) or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us.

If you tender Old Notes in the exchange offers, you will not be required to pay brokerage commissions or fees or, subject to the letter of transmittal, transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connecting with the exchange offers. It is important that you read the section entitled “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offers.

We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offers.

Expiration Date

The exchange offers will expire at 5:00 p.m., New York City time, on                     , 2013, unless, in our sole discretion, we extend them.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offers are open. We may delay acceptance of any Old Notes by giving oral (promptly followed in writing) or written notice of such extension to their holders. During any such extensions, any Old Notes previously tendered will remain subject to the applicable exchange offer, and we may accept them for exchange.

In order to extend any exchange offer, we will notify the exchange agent orally (promptly followed in writing) or in writing of any extension. We will notify the registered holders of the applicable Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offers” have not been satisfied, we reserve the right, in our sole discretion:

•	to delay accepting for exchange any Old Notes,

•	to extend any exchange offer, or

•	to terminate any exchange offer,

by giving oral (promptly followed in writing) or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of any exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral (promptly followed in writing) or written notice thereof to the registered holders of the applicable Old Notes. If we amend an exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement. The supplement will be distributed to the registered holders of the applicable Old Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offers. In the event of a material change in an exchange offer, including the waiver by us of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the applicable exchange offer following notice of the material change.

Conditions to the Exchange Offers

We will not be required to accept for exchange, or exchange any New Notes for, any Old Notes if the exchange offers, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC. Similarly, we may terminate the exchange offers as provided in this prospectus before accepting Old Notes for exchange in the event of such a potential violation.

In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offers,” “—Procedures for Tendering” and “Plan of Distribution” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to allow us to use an appropriate form to register the New Notes under the Securities Act.

We expressly reserve the right to amend or terminate the exchange offers, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offers specified above. We will give prompt oral (promptly followed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the applicable Old Notes as promptly as practicable.

These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Old Notes tendered, and will not issue New Notes in exchange for any such Old Notes, if at such time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of either the ETP Senior Indenture or the ETP Junior Subordinated Indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

In order to participate in the exchange offers, you must properly tender your Old Notes to the exchange agent as described below. It is your responsibility to properly tender your Old Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in exchanging your Old Notes, please call the exchange agent, whose address and phone number are set forth in “Prospectus Summary—The Exchange Offers—Exchange Agent.”

All of the Old Notes were issued in book-entry form, and all of the Old Notes are currently represented by global certificates held for the account of DTC. We have confirmed with DTC that the Old Notes may be tendered using the Automated Tender Offer Program (“ATOP”) instituted by DTC. The exchange agent will establish an account with DTC for purposes of each exchange offer promptly after the commencement of the exchange offers and DTC participants may electronically transmit their acceptance of the exchange offers by causing DTC to transfer their Old Notes to the exchange agent using the ATOP procedures. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will be deemed to state that DTC has received instructions from the participant to tender Old Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange Old Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

There is no procedure for guaranteed late delivery of the Old Notes.

Determinations Under the Exchange Offers

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered Old Notes and withdrawal of tendered Old Notes. Our determination will be final and binding. We reserve the absolute right to reject any Old Notes not properly tendered or any Old Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Old Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

When We Will Issue New Notes

In all cases, we will issue New Notes for Old Notes that we have accepted for exchange under each exchange offer only after the exchange agent timely receives:

•	a book-entry confirmation of such Old Notes into the exchange agent’s account at DTC; and

•	a properly transmitted agent’s message.

Return of Old Notes Not Accepted or Exchanged

If we do not accept any tendered Old Notes for exchange or if Old Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Notes will be returned without expense to their tendering holder. Such non-exchanged Old Notes will be credited to an account maintained with DTC. These actions will occur promptly after the expiration or termination of the exchange offers.

Your Representations to Us

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any New Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the New Notes;

•	you are not our “affiliate,” as defined in Rule 405 of the Securities Act; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes, you acquired those Notes as a result of market-making activities or other trading activities and you will deliver a prospectus (or to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective you must comply with the appropriate procedures of DTC’s ATOP system. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Old Notes and otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal. Our determination shall be final and binding on all parties. We will deem any Old Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers.

Any Old Notes that have been tendered for exchange but are not exchanged for any reason will be credited to an account maintained with DTC for the Old Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offers. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, telephone, electronic mail or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offers and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offers. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offers. They include:

•	all registration and filing fees and expenses;

•	all fees and expenses of compliance with federal securities and state “blue sky” or securities laws;

•	accounting fees, legal fees incurred by us, disbursements and printing, messenger and delivery services, and telephone costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offers. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offers.

Consequences of Failure to Exchange

If you do not exchange New Notes for your Old Notes under the exchange offers, you will remain subject to the existing restrictions on transfer of the Old Notes. In general, you may not offer or sell the Old Notes unless the offer or sale is either registered under the Securities Act or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act.

Accounting Treatment

We will record the New Notes in our accounting records at the same carrying value as the Old Notes. This carrying value is the aggregate principal amount of the Old Notes plus or minus any bond premium or discount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers.

Other

Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Old Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Old Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated therein:

	Years Ended December 31,					Six Months Ended June 30,
	2008	2009	2010	2011	2012	2013
Ratio of Earnings to Fixed Charges	4.01	2.93	2.39	2.45	3.61	2.98

For this ratio, “earnings” consist of:

•	pre-tax income from continuing operations, before minority interest and equity in earnings of affiliates;

•	amortization of capitalized interest;

•	distributed income of equity investees; and

•	fixed charges.

“Fixed charges” consist of:

•	interest expensed;

•	interest capitalized;

•	amortized debt issuance costs; and

•	estimated interest element of rentals.

USE OF PROCEEDS

The exchange offers are intended to satisfy our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the New Notes in the exchange offers. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in a like principal amount. The form and terms of the New Notes are identical in all respects to the form and terms of the Old Notes, except the New Notes will be registered under the Securities Act and will not contain restrictions on transfer, registration rights or provisions for additional interest. Old Notes surrendered in exchange for the New Notes will be retired and cancelled and will not be reissued. Accordingly, the issuance of the New Notes will not result in any change in our outstanding indebtedness.

DESCRIPTION OF OTHER INDEBTEDNESS

General

Our indebtedness as of June 30, 2013 (not including debt of our subsidiaries) consisted of (i) a revolving credit facility that allows for borrowings of up to $2.5 billion (expandable to $3.75 billion, subject to additional lender commitments) available through October 27, 2016, unless extended, (ii) the Old Junior Subordinated Notes, and (iii) the following series of senior notes:

•	$350 million in principal amount of 6.000% Senior Notes due 2013;

•	$292 million in principal amount of 8.500% Senior Notes due 2014;

•	$750 million in principal amount of 5.950% Senior Notes due 2015;

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$277.5 million in principal amount of the Old 2024 Notes;

•	$266.7 million in principal amount of the Old 2029 Notes;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.500% Senior Notes due 2042; and

•	$450 million in principal amount of 5.150% Senior Notes due 2043.

On July 1, 2013, we repaid our 6.000% Senior Notes due 2013 at maturity. We also issued $1.5 billion in principal amount of senior notes on September 19, 2013, consisting of: (i) $700 million in principal amount of 4.150% Senior Notes due 2020; (ii) $350 million in principal amount of 4.900% Senior Notes due 2024 and (iii) $450 million in principal amount of 5.950% Senior Notes due 2043. We refer to these senior notes, together with the senior notes listed above, as our existing senior notes.

In addition to the above indebtedness, we are a co-obligor of the following outstanding senior notes and debentures of Sunoco, which we refer to collectively as the Sunoco senior notes:

•	$250 million in principal amount of 9.625% Senior Notes due 2015;

•	$400 million in principal amount of 5.75% Senior Notes due 2017;

•	$250 million in principal amount of 4 7/8% Senior Notes due 2014; and

•	$65 million in principal amount of 9.00% Debentures due 2024.

Our other subsidiaries, Transwestern, Southern Union, Panhandle and Sunoco Logistics (through its subsidiaries, Sunoco Logistics Partners Operations L.P., or Sunoco Operations, and Sunoco Marketing), also have outstanding debt as described below.

The failure by us and our subsidiaries to comply with the various restrictive and affirmative covenants of our respective debt agreements could require us and our subsidiaries to repay outstanding debt prior to its maturity and could negatively affect our and our subsidiaries’ ability to incur additional debt. Various of our and our subsidiaries’ debt agreements require us and our subsidiaries to measure certain financial tests and covenants quarterly and, as of June 30, 2013, we and our subsidiaries were in compliance with all of the covenants, including the financial requirements, tests, limitations, and covenants related to financial ratios, under our respective existing debt agreements.

ETP Revolving Credit Facility

On October 27, 2011, we amended and restated our revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, swingline lender and an LC issuer, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as joint lead arrangers and joint book managers, and certain other agents and lenders. The credit facility provides for $2.5 billion of revolving credit capacity that is expandable to $3.75 billion at our option (subject to obtaining lender commitments for the additional borrowing capacity). The credit facility matures on October 27, 2016, unless we elect the option of one-year extensions (subject to the approval of each such extension by the lenders holding a majority of the aggregate lending commitments under the credit facility). Amounts borrowed under the credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at our option, plus an applicable margin. The applicable margin and applicable rate used in connection with the interest rates and commitment fees, respectively, are based on the credit ratings assigned to our senior, unsecured, non-credit enhanced long-term debt. The applicable margin for LIBOR rate loans ranges from 1.125% to 1.750% and the applicable margin for base rate loans ranges from 0.125% to 0.750%. The credit facility has a swingline loan option of which borrowings and aggregate principal amounts shall not exceed the lesser of (i) the aggregate commitments ($2.5 billion unless expanded to $3.75 billion) less the sum of all outstanding revolving credit loans and the letter of credit obligation and (ii) the swingline commitment. The aggregate amount of swingline loans in any borrowing shall not be subject to a minimum amount or increment. We may prepay the indebtedness under the credit facility at any time at our option without penalty (other than Eurodollar loan breakage costs, if any). The commitment fee payable on the unused portion of the credit facility varies based on our credit rating and ranges from 0.175% to 0.300%. Currently, the applicable rate for commitment fees is 0.25%.

The credit agreement relating to the credit facility contains covenants that limit (subject to certain exceptions) our and certain of our subsidiaries ability to, among other things, incur indebtedness; grant liens; enter into mergers; dispose of assets; make certain investments; make distributions during certain defaults and during any event of default; engage in business substantially different in nature than the business currently conducted by us and our subsidiaries; engage in transactions with affiliates; enter into restrictive agreements; and enter into speculative hedging contracts.

The credit agreement also contains a financial covenant that provides that on each date we make a distribution, the leverage ratio, as defined in the credit agreement, shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period, as defined in the credit agreement.

As of June 30, 2013, there was a balance of $900 million in revolving credit loans outstanding and $107 million in letters of credit issued. The weighted average interest rate on the total amount outstanding at June 30, 2013 was 1.70%. The total amount available for additional borrowing under the credit facility, as of June 30, 2013, was $1.49 billion. The indebtedness under the credit facility is unsecured and not guaranteed by any of our subsidiaries. The indebtedness under the credit facility is and will be pari passu with our other current and future unsecured debt.

ETP Existing Senior Notes and Sunoco Senior Notes

Our existing senior notes and the Sunoco senior notes represent our senior unsecured obligations and rank equally with all of our other existing and future unsecured and unsubordinated indebtedness, including the notes offered hereby. The existing senior notes and the Sunoco senior notes are not guaranteed by any of our subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of our existing and future subsidiaries.

Each series of existing senior notes (other than the 4.150% Senior Notes due 2020, 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, the Old 2024 Notes, the 4.900% Senior Notes due 2024, the Old 2029 Notes, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and the 5.950% Senior Notes due 2043) is redeemable, in whole or in part, at any time at our option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 4.650% Senior Notes due 2021, 5.200% Senior Notes due 2022, 3.600% Senior Notes due 2023, 6.050% Senior Notes due 2041, 6.500% Senior Notes due 2042, 5.150% Senior Notes due 2043 and the 5.950% Senior Notes due 2043 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. Each of the 4.150% Senior Notes due 2020, the Old 2024 Notes and the Old 2029 Notes is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is three months prior to maturity or (ii) at par if the redemption occurs on or after the date that is three months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The 4.150% Senior Notes due 2020 are redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is two months prior to maturity or (ii) at par if the redemption occurs on or after the date that is two months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date.

The Sunoco senior notes (other than the 9.00% Debentures due 2024) are redeemable, in whole or in part, at any time at our and Sunoco’s option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. The 9.00% Debentures due 2024 are not redeemable prior to maturity. Interest on our existing senior notes and the Sunoco senior notes is payable semi-annually.

The existing senior notes and the Sunoco senior notes were issued under indentures containing covenants that restrict our (and, with respect to the Sunoco senior notes, our and Sunoco’s) ability to, subject to certain exceptions, incur debt secured by liens; engage in sale and leaseback transactions; and merge or consolidate with another entity or sell substantially all of our assets.

ETP Junior Subordinated Notes

The Old Junior Subordinated Notes have terms identical to the terms that the New Junior Subordinated Notes will have. Please see “Description of the New Junior Subordinated Notes.”

Transwestern Debt

As of June 30, 2013, Transwestern had the following outstanding series of unsecured notes, which we refer to collectively as the Transwestern notes:

•	$88 million in principal amount of 5.39% Senior Notes due 2014;

•	$125 million in principal amount of 5.54% Senior Notes due 2016;

•	$82 million in principal amount of 5.64% Senior Notes due 2017;

•	$175 million in principal amount of 5.36% Senior Notes due 2020;

•	$150 million in principal amount of 5.89% Senior Notes due 2022;

•	$175 million in principal amount of 5.66% Senior Notes due 2024; and

•	$75 million in principal amount of 6.16% Senior Notes due 2037.

No principal payments are required with respect to the Transwestern notes (except at maturity); however, Transwestern is required to make an offer to purchase all of the Transwestern notes upon a change of control of Transwestern, as defined in the indentures governing the Transwestern notes. Transwestern may prepay the Transwestern notes at any time subject to the payment of specified make-whole premiums. Interest is payable semi-annually on the Transwestern notes. The Transwestern notes rank pari passu with Transwestern’s other unsecured debt. The indentures governing the Transwestern notes contain provisions that, subject to certain exceptions, limit the amount of Transwestern’s debt, restrict its sale of assets and payment of dividends and require it to maintain certain debt to capitalization ratios.

Southern Union and Panhandle Debt

As of June 30, 2013, Southern Union’s indebtedness consisted of the following senior and junior subordinated notes:

•	$82.3 million in principal amount of 7.60% Senior Notes due 2024;

•	$33.3 million in principal amount of 8.25% Senior Notes due 2029; and

•	$54 million in principal amount of Floating Rate Junior Subordinated Notes due 2066.

As of June 30, 2013, the indebtedness of Panhandle, a wholly owned subsidiary of Southern Union, consisted of a $455 million term loan due 2015 and the following series of senior notes:

•	$250 million in principal amount of 6.05% Senior Notes due 2013;

•	$300 million in principal amount of 6.20% Senior Notes due 2017;

•	$150 million in principal amount of 8.125% Senior Notes due 2019;

•	$66 million in principal amount of 7.00% Senior Notes due 2029; and

•	$400 million in principal amount of 7.00% Senior Notes due 2018.

On August 15, 2013, Panhandle repaid its 6.05% Senior Notes due 2013 at maturity, and in September 2013, we used a portion of the net proceeds from our senior notes offering to repay all of the borrowings outstanding under the $455 million term loan due 2015.

Southern Union

Senior Notes. Southern Union’s senior notes represent its senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Southern Union’s senior notes are not guaranteed by any of Southern Union’s subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. Southern Union’s senior notes are not redeemable prior to their respective maturity dates. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing each series of senior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

Junior Notes. Southern Union’s obligations under the junior notes are subordinate and junior in right of payment to all of its other indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the junior notes. In addition, because the notes are not guaranteed by any of Southern Union’s subsidiaries, the holders of junior notes generally have a junior position in right of payment to claims of creditors of Southern Union’s subsidiaries and joint ventures. Subject to Southern Union’s right to defer interest payments on the junior notes on one or more occasions for up to 10 consecutive years, interest on the junior notes is payable quarterly. Beginning on November 1, 2011, the interest rate is a floating rate based on three-month LIBOR plus 301.75 basis points, and is reset quarterly. Any deferred interest payments will accumulate additional interest at a rate equal to the interest rate then applicable to the junior notes, to the extent permitted by law. Southern Union may redeem the junior notes, in whole or in part, at any time at par, plus accrued and unpaid interest, if any, to the redemption date. In June 2013, Southern Union entered into a supplemental indenture to the indenture governing the junior notes to remove substantially all of the restrictive covenants and certain events of default contained therein and to modify certain other provisions.

Panhandle

Panhandle’s senior notes represent its senior unsecured obligations and rank equally with all of its other existing and future unsecured and unsubordinated indebtedness. Panhandle’s existing senior notes are not guaranteed by any of its subsidiaries, and therefore, structurally rank junior to all indebtedness and other liabilities of its existing and future subsidiaries. Each series of Panhandle’s senior notes is redeemable in whole or in part, at the option of Panhandle at any time, at a price of 100% of their principal amount plus a make-whole premium and accrued and unpaid interest to the redemption date. The indenture governing Panhandle’s senior notes contains various covenants that limit, subject to certain exceptions, Panhandle’s and its subsidiaries’ ability to, among other things, incur additional indebtedness, pay distributions on, or repurchase or redeem Panhandle’s equity interests, incur liens; enter into sale and leaseback transactions, enter into certain types of affiliates transactions and dispose of assets.

Sunoco Logistics Debt

As of June 30, 2013, Sunoco Logistics’ indebtedness consisted of a $350 million unsecured credit facility of its wholly owned subsidiary, Sunoco Operations, maturing in August 2016, or the 2016 credit facility, and the following series of senior notes of Sunoco Operations:

•	$175 million in principal amount of 8.75% Senior Notes due 2014;

•	$175 million in principal amount of 6.125% Senior Notes due 2016;

•	$250 million in principal amount of 5.50% Senior Notes due 2020;

•	$300 million in principal amount of 4.65% Senior Notes due 2022;

•	$350 million in principal amount of 3.45% Senior Notes due 2023;

•	$250 million in principal amount of 6.85% Senior Notes due 2040;

•	$300 million in principal amount of 6.10% Senior Notes due 2042; and

•	$350 million in principal amount of 4.95% Senior Notes due 2043.

In addition, Sunoco Marketing had outstanding a $200 million 364-day revolving unsecured credit facility that matured in August 2013 and was replaced by a new 364-day revolving unsecured credit facility on August 9, 2013. We refer to this new facility as the 2014 credit facility. As of June 30, 2013, West Texas Gulf Pipe Line Company, or West Texas Gulf, an entity in which Sunoco Logistics has a controlling financial interest, also had outstanding a $35 million revolving credit facility maturing in April 2015.

2016 Credit Facility. On August 22, 2011, Sunoco Operations entered into the 2016 credit facility with Citibank, N.A., as administrative agent, swing line lender, lender and L/C issuer, and Citigroup Global Markets Inc. and Barclays Capital, as joint lead arrangers and book runners, and certain other agents and lenders. The 2016 credit facility provides for $350 million of revolving credit capacity, with a $100 million sub-limit for letters of credit and a $50 million sub-limit for swing line loans, and matures on August 22, 2016. Sunoco Operations’ obligations under the 2016 credit facility are guaranteed by Sunoco Logistics. Amounts borrowed under the 2016 credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at Sunoco Operations’ option, plus an applicable rate. The applicable rate used in connection with the interest rates and facility fees, respectively, are based on the credit ratings assigned to Sunoco Operations’ non-credit enhanced, senior unsecured long-term debt. The applicable rate for LIBOR rate loans ranges from 0.850% to 1.650% and the applicable rate for base rate loans ranges from 0% to 0.650%. The applicable rate for the facility fee payable on the unused portion of the 2016 credit facility ranges from 0.150% to 0.350%. Sunoco Operations may prepay the indebtedness under the 2016 credit facility at any time at its option without premium or penalty.

The credit agreement relating to the 2016 credit facility contains covenants that limit (subject to certain exceptions) the ability of Sunoco Logistics, Sunoco Operations and their respective subsidiaries to, among other things, incur indebtedness; grant liens; make loans, acquisitions and investments; make any material change to the nature of their business; enter into a merger or sale of assets; and enter into speculative hedging contracts. The credit agreement also contains a financial covenant that provides the leverage ratio, as defined in the credit agreement, of Sunoco Logistics shall not exceed 5.0 to 1, with a permitted increase to 5.5 to 1 during a specified acquisition period.

As of June 30, 2013, there were no outstanding borrowings and no letters of credit issued under the 2016 credit facility.

2014 Credit Facility. Sunoco Marketing entered into the 2014 credit facility with Citibank, N.A., as administrative agent, Barclays Bank PLC, as syndication agent, TD Bank, N.A. and Wells Fargo Bank, N.A., as co-documentation agents, and certain other lenders on August 9, 2013. The 2014 credit facility provides for $200 million of revolving credit capacity and matures on August 7, 2014. Sunoco Marketing’s obligations under the 2014 credit facility are guaranteed by Sunoco Operations and Sunoco Logistics. Amounts borrowed under the 2014 credit facility bear interest at a rate based on either a LIBOR rate or a base rate, at Sunoco Marketing’s option, plus an applicable rate. The applicable rate used in connection with the interest rates and facility fees, respectively, are based on the credit ratings assigned to Sunoco Operations’ non-credit enhanced, senior unsecured long-term debt. The applicable rate for LIBOR rate loans ranges from 0.940% to 1.600% and the applicable rate for base rate loans ranges from 0% to 0.600%. The applicable rate for the facility fee payable on the unused portion of the 2014 credit facility ranges from 0.060% to 0.150%. Sunoco Marketing may prepay the indebtedness under the 2014 credit facility at any time at its option without premium or penalty.

The 2014 credit facility contains similar covenants as those contained in the 2016 credit facility described above.

Senior Notes. Sunoco Operations’ obligations under its senior notes are guaranteed by Sunoco Logistics. The Sunoco Operations’ senior notes represent Sunoco Operations’ senior unsecured obligations and rank equally in right of payment with all of its existing and future unsecured and unsubordinated indebtedness, including debt under the 2016 credit facility and the 2013 credit facility. Sunoco Logistics’ guarantee of the senior notes ranks equally in right of payment with its existing and future unsecured and unsubordinated indebtedness, including its guarantee of debt under the 2016 credit facility and the 2013 credit facility. Each series of Sunoco Operations’ senior notes (other than the 3.45% Senior Notes due 2023 and the 4.95% Senior Notes due 2043) is redeemable, in whole or in part, at any time at Sunoco Operations’ option, at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium and accrued and unpaid interest, if any, to the redemption date. Each of the 3.45% Senior Notes due 2023 and the 4.95% Senior Notes due 2043 is redeemable, in whole or in part, (i) at a price equal to 100% of the principal amount of such senior notes plus a make-whole premium if the redemption occurs before the date that is six months prior to maturity or (ii) at par if the redemption occurs on or after the date that is six months prior to maturity, in each case plus accrued and unpaid interest, if any, to the redemption date. The senior notes were issued under an indenture containing covenants that limit, subject to certain exceptions, the ability of Sunoco Operations and its subsidiaries to create liens and engage in sale and leaseback transactions; and merger or consolidate with another entity or sell substantially all of their assets.

Unconsolidated Joint Ventures

Our unconsolidated joint ventures, FEP, Citrus and FGT, are parties to certain debt agreements as described below.

FEP

On July 8, 2013, FEP entered into a $600 million term loan agreement that matures on July 8, 2016. FEP may agree with one or more lenders to extend the maturity date for an additional period to be agreed with such lender(s) upon written notice to the administrative agent. Amounts borrowed under the term loan bear interest at a rate based on either a LIBOR rate or a base rate, at FEP’s option, plus an applicable margin. As of June 30, 2013, the balance of the term loan was $600 million with an effective interest rate of 1.83%.

Citrus

Revolving Credit Facility. Citrus entered into a $200 million revolving credit facility on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at Citrus’ option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. The revolving credit facility has a swingline loan option under which the aggregate principal amount of outstanding swingline loans cannot exceed $25 million and the outstanding principal amount of each lender’s loans (including swingline loans) cannot exceed the total commitments under the facility. Citrus’ obligations under the revolving credit facility are guaranteed by FGT. The revolving credit facility matures on November 2, 2015, subject to Citrus’ right to extend the maturity date by one year (which right may not be exercised more than twice). As of June 30, 2013, there were $144 million of borrowings outstanding under such facility with a weighted average interest rate of 1.59%.

Construction Term Loan. Citrus entered into a $500 million construction term loan with Pipeline Funding Company, LLC on February 5, 2008 in order to finance the construction of certain expansion projects on FGT’s pipelines. The term loan matures on October 8, 2029, and borrowings under the loan bear interest at the Treasury rate plus an applicable margin. As of June 30, 2013, the balance of the term loan was $500 million, with an effective interest rate of 9.39%.

FGT

Revolving Credit Facility. FGT entered into a $200 million credit agreement on June 29, 2012. Borrowings under the revolving credit facility bear interest at LIBOR or a base rate, at FGT’s option, plus an applicable margin based on FGT’s long-term senior unsecured non-credit enhanced debt rating. The revolving credit facility has a swingline loan option under which the aggregate principal amount of outstanding swingline loans cannot exceed $25 million and the outstanding principal amount of each lender’s loans (including swingline loans) cannot exceed the total commitments under the facility. Additionally, FGT may request letters of credit under the facility not exceeding $50 million. The revolving credit facility matures on November 2, 2015, subject to FGT’s right to extend the maturity date by one year (which right may not be exercised more than twice). As of June 30, 2013, there were no borrowings outstanding under the revolving credit facility.

Senior Notes. FGT has outstanding $1.8 billion in aggregate principal amount of senior notes, consisting of the following:

•	$350 million in principal amount of 4.00% Senior Notes due 2015;

•	$600 million in principal amount of 7.90% Senior Notes due 2019;

•	$500 million in principal amount of 5.45% Senior Notes due 2020;

•	$300 million in principal amount of 3.875% Senior Notes due 2022; and

•	$90 million in principal amount of 9.19% Senior Notes due 2024.

The senior notes are FGT’s senior, unsecured general obligations, and the indentures under which such notes were issued contain customary terms, events of default and covenants.

Description of the New Senior Notes

Energy Transfer issued the Old Senior Notes under an indenture dated as of January 18, 2005 among itself, the subsidiaries of Energy Transfer named therein and U.S. Bank National Association (as successor-by-merger to Wachovia Bank, National Association), as trustee, as supplemented by the twelfth supplemental indenture dated as of June 24, 2013 (as so supplemented, the “ETP Senior Indenture”) and will issue the New Senior Notes under the ETP Senior Indenture. This description is a summary of the material provisions of the New Senior Notes and the ETP Senior Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the New Senior Notes and the ETP Senior Indenture, forms of which are available as set forth below under “Where You Can Find More Information; Incorporation by Reference,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “Energy Transfer,” “we,” “us” and “our” refer only to Energy Transfer Partners, L.P. and not to any of its Subsidiaries.

General

The New Senior Notes:

•	will be general unsecured, senior obligations of Energy Transfer, ranking equally with all other existing and future unsecured and unsubordinated indebtedness of Energy Transfer;

•	will mature on February 1, 2024 with respect to the New 2024 Notes and November 15, 2029, with respect to the New 2029 Notes;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof;

•	will bear interest at an annual rate of 7.60% with respect to the New 2024 Notes and an annual rate of 8.25% with respect to the New 2029 Notes; and

•	will be redeemable at any time at our option at the redemption price described below under “—Optional Redemption.”

The New 2024 Notes and New 2029 Notes each constitute a separate series of debt securities under the ETP Senior Indenture. The ETP Senior Indenture does not limit the amount of debt securities we may issue under the ETP Senior Indenture from time to time in one or more series. In addition to the outstanding Old Senior Notes, we currently have the following series of notes outstanding under the ETP Senior Indenture (together with the Old Senior Notes, the “existing senior notes”):

•	$292 million in principal amount of 8.500% Senior Notes due 2014;

•	$750 million in principal amount of 5.950% Senior Notes due 2015;

•	$400 million in principal amount of 6.125% Senior Notes due 2017;

•	$600 million in principal amount of 6.700% Senior Notes due 2018;

•	$400 million in principal amount of 9.700% Senior Notes due 2019;

•	$450 million in principal amount of 9.000% Senior Notes due 2019;

•	$700 million in principal amount of 4.150% Senior Notes due 2020;

•	$800 million in principal amount of 4.650% Senior Notes due 2021;

•	$1 billion in principal amount of 5.200% Senior Notes due 2022;

•	$800 million in principal amount of 3.600% Senior Notes due 2023;

•	$350 million in principal amount of 4.900% Senior Notes due 2024;

•	$400 million in principal amount of 6.625% Senior Notes due 2036;

•	$550 million in principal amount of 7.500% Senior Notes due 2038;

•	$700 million in principal amount of 6.050% Senior Notes due 2041;

•	$1 billion in principal amount of 6.50% Senior Notes due 2042;

•	$450 million in principal amount of 5.15% Senior Notes due 2043; and

•	$450 million in principal amount of 5.950% Senior Notes due 2043.

We may in the future issue additional debt securities under the ETP Senior Indenture (such notes, together with the existing senior notes, the “senior notes”).

Interest

We will pay interest on the New 2024 Notes in cash semi-annually in arrears on February 1 and August 1 of each year. Interest on the Old 2024 Notes commenced accruing on June 24, 2013. We will make interest payments to the persons in whose names the New 2024 Notes are registered at the close of business on January 15 or July 15, as applicable, before the next interest payment date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.

We will pay interest on the New 2029 Notes in cash semi-annually in arrears on May 15 and November 15 of each year. Interest on the Old 2029 Notes commenced accruing on June 24, 2013. We will make interest payments to the persons in whose names the New 2029 Notes are registered at the close of business on May 1 or November 1, as applicable, before the next interest payment date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.

Further Issuances

We may from time to time, without notice to or the consent of the holders of the New Senior Notes, create and issue additional senior notes having the same terms as either of the series of New Senior Notes, except for issue date, issue price and in some cases, the first interest payment date. Additional senior notes issued in this manner will form a single series with the previously issued and outstanding senior notes of such series.

Optional Redemption

Prior to November 1, 2023 (three months prior to maturity), with respect to the New 2024 Notes, and August 15, 2029 (three months prior to maturity), with respect to the New 2029 Notes, the respective New Senior Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the New Senior Notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the interest rate in effect on the date of calculation of the redemption price) on the New Senior Notes to be redeemed that would be due after the related redemption date but for such redemption (exclusive of interest accrued to, but excluding, the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 30 basis points for the 2024 Notes and at the applicable Treasury Yield plus 35 basis points for the 2029 Notes;

plus, in either case, accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after November 1, 2023 (three months prior to maturity), with respect to the New 2024 Notes, and August 15, 2029 (three months prior to maturity), with respect to the New 2029 Notes, the respective New Senior Notes will be redeemable in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the New Senior Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

The actual redemption price, calculated as provided below, will be calculated and certified to the trustee and us by the Independent Investment Banker.

Senior notes called for redemption become due on the redemption date. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. The notice of redemption for the senior notes will state, among other things, the amount of senior notes to be redeemed, the redemption date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of senior notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any senior notes that have been called for redemption on the redemption date. If less than all of the senior notes of a series are redeemed at any time, the trustee will select the senior notes to be redeemed on a pro rata basis, by lot or by any other method the trustee deems fair and appropriate.

For purposes of determining the redemption price of the New Senior Notes, the following definitions are applicable:

“Treasury Yield” means, with respect to any redemption date applicable to the New Senior Notes, (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; or (b) if the release (or any successor release) is not published during the week preceding the calculation date or does not contain these yields, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the New Senior Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Senior Notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such New Senior Notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC and UBS Securities LLC (and their respective successors) or, if any such firm is not willing and able to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the trustee and reasonably acceptable to Energy Transfer.

“Reference Treasury Dealer” means (a) each of J.P. Morgan Securities LLC and UBS Securities LLC and their respective successors, and (b) one other primary U.S. government securities dealer in the United States selected by Energy Transfer (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a U.S. government securities dealer, Energy Transfer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the New Senior Notes, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the New Senior Notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Subsidiary Guarantees

The New Senior Notes will not be guaranteed by any of our Subsidiaries. However, if any Subsidiary of Energy Transfer guarantees, becomes a co-obligor with respect to or otherwise provides direct credit support for any obligations of Energy Transfer or any of its other Subsidiaries under the Credit Agreement, then Energy Transfer will cause such Subsidiary to promptly execute and deliver to the trustee a supplemental indenture in a form satisfactory to the trustee pursuant to which such Subsidiary guarantees Energy Transfer’s obligations with respect to the New Senior Notes on the terms provided for in the ETP Senior Indenture.

The guarantee of any Subsidiary Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to the New Senior Notes as described below under “—Defeasance and Discharge,” then any Subsidiary Guarantor will be released. Further, if no default has occurred and is continuing under the ETP Senior Indenture, and to the extent not otherwise prohibited by the ETP Senior Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any Person that is not our affiliate, of all of our direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees or other obligations of the Subsidiary Guarantor with respect to the obligations of Energy Transfer or any of its Subsidiaries under the Credit Agreement.

If at any time following any release of a Subsidiary Guarantor from its guarantee of the New Senior Notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees, becomes a co-obligor with respect to or otherwise provides direct credit support for any obligations of Energy Transfer or any of its Subsidiaries under the Credit Agreement, then Energy Transfer will cause the Subsidiary Guarantor to again guarantee the New Senior Notes in accordance with the ETP Senior Indenture.

Ranking

The New Senior Notes will be unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described below under “—Certain Covenants—Limitations on Liens.” The New Senior Notes will also be the unsubordinated obligations of Energy Transfer and will rank equally with all other existing and future unsubordinated indebtedness of Energy Transfer. Each guarantee, if any, of the New Senior Notes will be an unsecured and unsubordinated obligation of the Subsidiary Guarantor and will rank equally with all other existing and future unsubordinated indebtedness of the Subsidiary Guarantor. The New Senior Notes and each guarantee, if any, will effectively rank junior to any future indebtedness of Energy Transfer and any Subsidiary

Guarantor that is both secured and unsubordinated to the extent of the value of the assets securing such indebtedness, and the New Senior Notes will structurally rank junior to all indebtedness and other liabilities of Energy Transfer’s existing and future Subsidiaries that are not Subsidiary Guarantors.

As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, Energy Transfer, excluding its Subsidiaries, would have had $12.1 billion of indebtedness, $11.6 billion of which would have been unsecured, unsubordinated indebtedness, consisting entirely of the existing senior notes, Sunoco’s existing senior notes and debentures of which we are a co-obligor and the obligations under the Credit Agreement, and $546 million of which would have been unsecured, subordinated indebtedness, consisting of the Junior Subordinated Notes. None of Energy Transfer’s Subsidiaries will guarantee the New Senior Notes. Energy Transfer’s Subsidiaries, Transwestern, Southern Union, Panhandle, Sunoco and Sunoco Logistics, have outstanding debt securities. As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes, the senior notes would have been structurally subordinated to $5.1 billion of indebtedness of these Subsidiaries.

No Sinking Fund

We are not required to make any mandatory redemption or sinking fund payments with respect to the New Senior Notes.

Certain Covenants

Except as set forth below, neither Energy Transfer nor any of its Subsidiaries is restricted by the ETP Senior Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership or other equity interests or from purchasing or redeeming its partnership or other equity interests. The ETP Senior Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the ETP Senior Indenture does not contain any provisions that would require Energy Transfer to repurchase or redeem or otherwise modify the terms of the New Senior Notes upon a change in control or other events involving Energy Transfer that could adversely affect the creditworthiness of Energy Transfer.

Limitations on Liens. Energy Transfer will not, nor will it permit any of its Subsidiaries to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) upon any Principal Property or upon any capital stock of any Restricted Subsidiary, whether owned on the date of the twelfth supplemental indenture creating the New Senior Notes or thereafter acquired, to secure any Indebtedness of Energy Transfer or any other Person (other than the New Senior Notes), without in any such case making effective provisions whereby all of the outstanding New Senior Notes are secured equally and ratably with, or prior to, such Indebtedness so long as such Indebtedness is so secured.

Notwithstanding the foregoing, under the ETP Senior Indenture, Energy Transfer may, and may permit any of its Subsidiaries to, create, assume, incur, or suffer to exist without securing the New Senior Notes (a) any

Permitted Lien, (b) any lien upon any Principal Property or capital stock of a Restricted Subsidiary to secure Indebtedness of Energy Transfer or any other Person, provided that the aggregate principal amount of all Indebtedness then outstanding secured by such lien and all similar liens under this clause (b), together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below), does not exceed 10% of Consolidated Net Tangible Assets, or (c) any lien upon (i) any Principal Property that was not owned by Energy Transfer or any of its Subsidiaries on the date of the supplemental indenture creating the New Senior Notes or (ii) the capital stock of any Restricted Subsidiary that owns no Principal Property that was owned by Energy Transfer or any of its Subsidiaries on the date of the twelfth supplemental indenture creating the New Senior Notes, in each case owned by a Subsidiary of Energy Transfer (an “Excluded Subsidiary”) that (A) is not, and is not required to be, a Subsidiary Guarantor and (B) has not granted any liens on any of its property securing Indebtedness with recourse to Energy Transfer or any Subsidiary of Energy Transfer other than such Excluded Subsidiary or any other Excluded Subsidiary.

Restriction on Sale-Leasebacks. Energy Transfer will not, and will not permit any Subsidiary to, engage in the sale or transfer by Energy Transfer or any of its Subsidiaries of any Principal Property to a Person (other than Energy Transfer or a Subsidiary) and the taking back by Energy Transfer or its Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) Energy Transfer or such Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the New Senior Notes; or

(4) Energy Transfer or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of Energy Transfer or any of its Subsidiaries that is not subordinated to the New Senior Notes or any guarantee, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of Energy Transfer or its Subsidiaries.

Notwithstanding the foregoing, Energy Transfer may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the preceding paragraph provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than the New Senior Notes) secured by liens other than Permitted Liens upon Principal Properties, does not exceed 10% of Consolidated Net Tangible Assets.

Reports. So long as any New Senior Notes are outstanding, Energy Transfer will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•

if it is not required to file reports with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a

Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its equity holders pursuant to the Exchange Act, file these reports with the trustee.

Merger, Consolidation or Sale of Assets. Energy Transfer shall not consolidate with or merge into any Person or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any Person unless:

(1) the Person formed by or resulting from any such consolidation or merger or to which such assets have been transferred (the “successor”) is Energy Transfer or expressly assumes by supplemental indenture all of Energy Transfer’s obligations and liabilities under the ETP Senior Indenture and the New Senior Notes;

(2) the successor is organized under the laws of the United States, any state or the District of Columbia;

(3) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(4) Energy Transfer has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the ETP Senior Indenture.

The successor will be substituted for Energy Transfer in the ETP Senior Indenture with the same effect as if it had been an original party to the ETP Senior Indenture. Thereafter, the successor may exercise the rights and powers of Energy Transfer under the ETP Senior Indenture. If Energy Transfer conveys or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the ETP Senior Indenture and under the New Senior Notes except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following is an “Event of Default” under the ETP Senior Indenture with respect to the New Senior Notes:

(1) a default in any payment of interest on such New Senior Notes when due that continues for 30 days;

(2) a default in the payment of principal of or premium, if any, on such New Senior Notes when due at their stated maturity, upon redemption, upon declaration or otherwise;

(3) a failure by Energy Transfer or any Subsidiary Guarantor to comply with its other covenants or agreements in the ETP Senior Indenture for 60 days after written notice of default given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Senior Notes;

(4) certain events of bankruptcy, insolvency or reorganization of Energy Transfer or any Subsidiary Guarantor as more fully described in the indenture (the “bankruptcy provisions”);

(5) any guarantee of a Subsidiary Guarantor ceases to be in full force and effect, is declared null and void or is found to be invalid in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the ETP Senior Indenture or its guarantee; or

(6) any Indebtedness of Energy Transfer or any Subsidiary Guarantor is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25,000,000.

An Event of Default for the New Senior Notes will not necessarily constitute an Event of Default for any other series of debt securities issued under the ETP Senior Indenture, and an Event of Default for any such other series of debt securities will not necessarily constitute an Event of Default for any series of the New Senior Notes. Further, an event of default under other indebtedness of Energy Transfer or its Subsidiaries will not necessarily constitute a Default or an Event of Default for the New Senior Notes. If an Event of Default (other than an Event of Default described in clause (4) above) with respect to the New Senior Notes of any series occurs and is continuing, the trustee by notice to Energy Transfer, or the holders of at least 25% in principal amount of the outstanding New Senior Notes of such series by notice to Energy Transfer and the trustee, may, and the trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the New Senior Notes of such series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. The ETP Senior Indenture provides that if an Event of Default described in clause (4) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the New Senior Notes will become and be immediately due and payable without any declaration of acceleration, notice or other act on the part of the trustee or any holders. However, the effect of such provision may be limited by applicable law.

The holders of a majority in principal amount of the outstanding senior notes of the applicable series may, by written notice to the trustee, rescind any acceleration with respect to the senior notes of such series and annul its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to the senior notes of such series, other than the nonpayment of the principal of, premium, if any, and interest on the senior notes that have become due solely by such acceleration, have been cured or waived.

Subject to the provisions of the ETP Senior Indenture relating to the duties of the trustee if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the ETP Senior Indenture at the request or direction of any of the holders of New Senior Notes, unless such holders have offered to the trustee reasonable indemnity or security against any cost, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of New Senior Notes may pursue any remedy with respect to the ETP Senior Indenture or the New Senior Notes, unless:

(1) such holder has previously given the trustee notice that an Event of Default with respect to the New Senior Notes is continuing;

(2) holders of at least 25% in principal amount of the outstanding New Senior Notes of the applicable series have requested in writing that the trustee pursue the remedy;

(3) such holders have offered the trustee reasonable security or indemnity against any cost, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding New Senior Notes of the applicable series have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Senior Notes of the applicable series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee with respect to the New Senior Notes of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the ETP Senior Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of New Senior Notes or that would involve the trustee in personal liability.

The ETP Senior Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the New Senior Notes occurs and is continuing and is known to the trustee, the trustee must mail to each holder of New Senior Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, and premium, if any, or interest on the New Senior Notes, the trustee may withhold such notice, but only if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders of New Senior Notes. In addition, Energy Transfer is required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants under the ETP Senior Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. Energy Transfer also is required to deliver to the trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action Energy Transfer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the ETP Senior Indenture may be made by Energy Transfer, the Subsidiary Guarantors, if any, and the trustee with the written consent of the holders of a majority in principal amount of the debt securities of each affected series then outstanding under the ETP Senior Indenture (including consents obtained in connection with a tender offer or exchange offer for debt securities). However, without the consent of each holder of an affected senior note, no amendment may, among other things:

(1) reduce the percentage in principal amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any senior note;

(3) reduce the principal of or extend the stated maturity of any senior note;

(4) reduce the premium payable upon the redemption of any senior note as described above under “—Optional Redemption;”

(5) make any senior notes payable in money other than U.S. dollars;

(6) impair the right of any holder to receive payment of the principal of and premium, if any, and interest on such holder’s senior note or to institute suit for the enforcement of any payment on or with respect to such holder’s senior note;

(7) waive a Continuing Default (as defined in the ETP Senior Indenture) or Event of Default in the payment of principal and premium, if any, and interest with respect to such holder’s senior note;

(8) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(9) release any security that may have been granted in respect of the senior notes other than in accordance with the ETP Senior Indenture; or

(10) release the guarantee of any Subsidiary Guarantor other than in accordance with the ETP Senior Indenture or modify its guarantee in any manner adverse to the holders.

The holders of a majority in principal amount of the outstanding senior notes of any series may waive compliance by Energy Transfer with certain restrictive covenants on behalf of all holders of notes of such series, including those described under “—Certain Covenants—Limitations on Liens” and “—Certain Covenants—Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding senior notes of any series, on behalf of all such holders, may waive any past or existing default or Event of Default with respect to the senior notes of such series (including any such waiver obtained in connection with a tender offer or exchange offer for the senior notes), except a default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the ETP Senior Indenture cannot be modified or amended without the consent of the holder of each outstanding senior note affected. A waiver by the holders of notes of any series of compliance with a covenant, a default or an Event of Default will not constitute a waiver of compliance with such covenant or such default or Event of Default with respect to any other series of debt securities issued under the ETP Senior Indenture to which such covenant, default or Event of Default applies.

Without the consent of any holder, Energy Transfer, the Subsidiary Guarantors, if any, and the trustee may amend the ETP Senior Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of Energy Transfer under the ETP Senior Indenture;

(3) provide for uncertificated notes in addition to or in place of certificated notes;

(4) provide for the addition of any Subsidiary as a Subsidiary Guarantor, or to reflect the release of any Subsidiary Guarantor, in either case as provided in the ETP Senior Indenture;

(5) secure the senior notes or a guarantee;

(6) add to the covenants of Energy Transfer or any Subsidiary Guarantor for the benefit of the holders or surrender any right or power conferred upon Energy Transfer or any Subsidiary Guarantor;

(7) add any additional Events of Default;

(8) make any change that does not adversely affect the rights under the ETP Senior Indenture of any holder;

(9) supplement any of the provisions of the ETP Senior Indenture to facilitate the defeasance and discharge of senior notes pursuant to the terms of the ETP Senior Indenture;

(10) comply with any requirement of the SEC in connection with the qualification of the ETP Senior Indenture under the Trust Indenture Act; and

(11) provide for a successor trustee.

The consent of the holders is not necessary under the ETP Senior Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment with the consent of the holders under the ETP Senior Indenture becomes effective, Energy Transfer is required to mail to all holders of senior notes a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

Energy Transfer at any time may terminate all its obligations under the ETP Senior Indenture as they relate to the senior notes of any series (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the senior notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the senior notes.

Energy Transfer at any time may terminate its obligations under the covenants described under “—Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to each Subsidiary Guarantor, the guarantee provision and the cross-acceleration provision described under “—Events of Default” above with respect to the senior notes of any series (“covenant defeasance”).

Energy Transfer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Energy Transfer exercises its legal defeasance option, payment of the senior notes of the applicable series may not be accelerated because of an Event of Default. If Energy Transfer exercises its covenant defeasance option for the senior notes, payment of the senior notes of the applicable series may not be accelerated because of an Event of Default specified in clause (3), (4) (with respect only to a Subsidiary Guarantor), (5) or (6) under “—Events of Default” above. If Energy Transfer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the senior notes of the applicable series and any security that may have been granted with respect to the senior notes of the applicable series will be released.

In order to exercise either defeasance option, Energy Transfer must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the ETP Senior Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the senior notes of the applicable series to redemption or stated maturity, as the case may be, and must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of the senior notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the senior notes of the applicable series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their senior notes until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the senior notes at the time of their stated maturity, if Energy Transfer exercises its covenant defeasance option for the senior notes and the senior notes are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the senior notes at the time of the acceleration resulting from such Event of Default. Energy Transfer would remain liable for such payments, however.

In addition, Energy Transfer may discharge all its obligations under the ETP Senior Indenture with respect to the senior notes of any series, other than its obligation to register the transfer of and exchange notes, provided that either:

•	it delivers all outstanding senior notes of such series to the trustee for cancellation; or

•	all such senior notes not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point, it has deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such senior notes, including interest to the stated maturity or applicable redemption date.

Concerning the Trustee

The ETP Senior Indenture contains certain limitations on the right of the trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after a default has occurred and is continuing, it must eliminate the conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

If an Event of Default occurs and is not cured or waived, the trustee is required to exercise such of the rights and powers vested in it by the ETP Senior Indenture and use the same degree of care and skill in their exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the ETP Senior Indenture at the request of any of the holders of New Senior Notes unless they have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities it may incur.

U.S. Bank National Association is the trustee under the ETP Senior Indenture and has been appointed by Energy Transfer as registrar and paying agent with regard to the New Senior Notes. The trustee’s address is 5555 San Felipe, Suite 1150, Houston, Texas 77056. The trustee and its affiliates maintain commercial banking and other relationships with Energy Transfer.

No Personal Liability of Directors, Officers, Employees, Limited Partners and Shareholders

The directors, officers, employees and limited partners of Energy Transfer and the General Partner will not have any personal liability for our obligations under the ETP Senior Indenture or the New Senior Notes. Each holder of New Senior Notes, by accepting a New Senior Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the New Senior Notes.

Governing Law

The ETP Senior Indenture and the New Senior Notes are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Energy Transfer and its consolidated Subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than twelve months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of Energy Transfer and its consolidated Subsidiaries for Energy Transfer’s most recently completed fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with generally accepted accounting principles.

“Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of October 27, 2011, among Energy Transfer, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents and lenders party thereto, and as further amended, restated, refinanced, replaced or refunded from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute.

“General Partner” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, and its successors as general partner of Energy Transfer.

“Indebtedness” of any Person at any date means any obligation created or assumed by such Person for the repayment of borrowed money or any guaranty thereof.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto and which do not in the aggregate materially adversely affect the value of the properties encumbered thereby or materially impair their use in the operation of the business of Energy Transfer and its Subsidiaries;

(3) rights reserved to or vested by any provision of law in any municipality or public authority to control or regulate any of the properties of Energy Transfer or any Subsidiary or the use thereof or the rights and interests of Energy Transfer or any Subsidiary therein, in any manner under any and all laws;

(4) rights reserved to the grantors of any properties of Energy Transfer or any Subsidiary, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;

(5) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not more than sixty (60) days past due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair;

(6) any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(7) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by Energy Transfer or any of its Subsidiaries in good faith by appropriate proceedings;

(8) liens of, or to secure performance of, leases, other than capital leases;

(9) any lien in favor of Energy Transfer or any Subsidiary;

(10) any lien upon any property or assets of Energy Transfer or any Subsidiary in existence on the date of the initial issuance of the New Senior Notes;

(11) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(12) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute, provided that such obligations do not constitute Indebtedness; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations, and other obligations of a like nature incurred in the ordinary course of business;

(13) any lien upon any property or assets created at the time of acquisition of such property or assets by Energy Transfer or any of its Subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition;

(14) any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure Indebtedness incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(15) any lien upon any property or assets existing thereon at the time of the acquisition thereof by Energy Transfer or any of its Subsidiaries and any lien upon any property or assets of a Person existing thereon at the time such Person becomes a Subsidiary of Energy Transfer by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such Person at the time such Person becomes a Subsidiary;

(16) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which Energy Transfer or the applicable Subsidiary has not exhausted its appellate rights;

(17) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (16) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of Energy Transfer or its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(18) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Indebtedness of Energy Transfer or any of its Subsidiaries.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means, whether owned or leased on the date of the initial issuance of the New Senior Notes or thereafter acquired:

(1) any pipeline assets of Energy Transfer or any of its Subsidiaries, including any related facilities employed in the gathering, transportation, distribution, storage or marketing of natural gas, refined petroleum products, natural gas liquids and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing, compression, treating, blending or manufacturing plant or terminal owned or leased by Energy Transfer or any of its Subsidiaries that is located in the United States or any territory or political subdivision thereof, except in the case of either of the preceding clause (1) or this clause (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets which, in the opinion of the board of directors of the General Partner are not material in relation to the activities of Energy Transfer and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means any Subsidiary owning or leasing, directly or indirectly through ownership in another Subsidiary, any Principal Property.

“Subsidiary” means, with respect to any Person, any corporation, association or business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.

“Subsidiary Guarantor” means each Subsidiary of Energy Transfer that guarantees the New Senior Notes pursuant to the terms of the ETP Senior Indenture but only so long as such Subsidiary is a guarantor with respect to the New Senior Notes on the terms provided for in the ETP Senior Indenture.

Description of the New Junior Subordinated Notes

Energy Transfer issued the Old Junior Subordinated Notes under an indenture dated as of June 24, 2013 between itself and U.S. Bank National Association, as trustee, as supplemented by the first supplemental indenture dated as of June 24, 2013 (as so supplemented, the “ETP Junior Subordinated Indenture”) and will issue the New Junior Subordinated Notes under the ETP Junior Subordinated Indenture. This description is a summary of the material provisions of the New Junior Subordinated Notes and the ETP Junior Subordinated Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the New Junior Subordinated Notes and the ETP Junior Subordinated Indenture, forms of which are available as set forth below under “Where You Can Find More Information; Incorporation by Reference,” for a complete description of our obligations and your rights.

You can find the definitions of various terms used in this description under “—Certain Definitions” below. In this description, the terms “Energy Transfer,” “we,” “us” and “our” refer only to Energy Transfer Partners, L.P. and not to any of its Subsidiaries.

General

The New Junior Subordinated Notes:

•	will be general unsecured, subordinated obligations of Energy Transfer, ranking junior, to the extent and in the manner set forth in the ETP Junior Subordinated Indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness;

•	will mature on November 1, 2066;

•	will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof;

•	will bear interest at a floating rate determined on a quarterly basis as described below under “—Interest”; and will be redeemable at any time at our option at the redemption price described below under “—Optional Redemption.”

The ETP Junior Subordinated Indenture does not limit the amount of debt securities we may issue under the ETP Junior Subordinated Indenture from time to time in one or more series.

Ranking (Subordination)

The New Junior Subordinated Notes will be unsecured and will rank junior and be subordinated, to the extent and in the manner set forth in the ETP Junior Subordinated Indenture, in right of payment and upon liquidation to the prior payment in full of all of our senior indebtedness.

Subject to the qualifications described below, the term “senior indebtedness” will be defined in the ETP Junior Subordinated Indenture to mean:

•	all obligations or indebtedness of, or guaranteed or assumed by, Energy Transfer, whether or not represented by bonds, debentures, notes or similar instruments, for borrowed money, and

•	any amendments, renewals, extensions, modifications and refundings of any such obligations or indebtedness,

unless in the instrument creating or evidencing the indebtedness or obligations it is specifically stated, at or prior to the time Energy Transfer becomes liable in respect thereof, that the indebtedness or obligation or such amendment, renewal, extension, modification and refunding thereof is not senior indebtedness. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. However, senior indebtedness does not include:

•	any indebtedness owed by us to trade creditors incurred in connection with the purchase of goods, materials or services obtained in the ordinary course of business,

•	indebtedness owed by us to our subsidiaries, or

•	indebtedness owed by us to our employees,

which, in each case, will rank equally with the New Junior Subordinated Notes in right of payment, subject to the provisions described under “—Option to Defer Interest Payments.”

Additionally, senior indebtedness will not include any indebtedness the terms of which provide that such indebtedness ranks junior to the New Junior Subordinated Notes, with respect to which the New Junior Subordinated Notes will rank senior in right of payment.

If:

•	there shall have occurred a default beyond any grace period in the payment on account of the principal of (or premium, if any) or interest on or other monetary amounts due and payable on any senior indebtedness, or

•	any other default shall have occurred concerning any senior indebtedness that permits the holders thereof to accelerate the maturity of such senior indebtedness following notice, the lapse of time, or both, or

•	during any time senior indebtedness is outstanding, the principal of, and accrued interest on, any series of subordinated securities issued under the ETP Junior Subordinated Indenture shall have been declared due and payable upon an event of default that is not rescinded or annulled pursuant to the ETP Junior Subordinated Indenture;

then, unless and until such default is cured or waived or ceases to exist, or such declaration is waived, rescinded or annulled, we are not permitted to make any payment of the principal of or premium or interest on the New Junior Subordinated Notes. Our inability to make payments on the New Junior Subordinated Notes due to the subordination provisions applicable to the New Junior Subordinated Notes will not prevent an event of default from occurring under the ETP Junior Subordinated Indenture with respect to the New Junior Subordinated Notes.

In the event of our dissolution or winding up or total or partial liquidation or reorganization, whether in bankruptcy, receivership or other similar proceedings, we will first pay in full, or provide for payment in money or money’s worth, all senior indebtedness, including any premium and accrued interest, before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the New Junior Subordinated Notes (other than shares of capital stock or subordinated debt securities of the reorganized entity, which we refer to as “Reorganized Securities”). In such an event, we will pay or deliver directly to the holders of senior indebtedness, any payment or distribution otherwise payable or deliverable to holders of the New Junior Subordinated Notes (other than Reorganized Securities). We will make the payments to the holders of senior indebtedness according to priorities existing among those holders until all senior indebtedness, including any premium and accrued interest, is paid in full or we have provided for payment thereof in money or money’s worth.

In such an event, after we have paid in full all amounts owed on senior indebtedness, the holders of New Junior Subordinated Notes together with the holders of any of our other obligations that rank equally with the New Junior Subordinated Notes will be entitled to receive from our remaining assets any principal, premium, if any, or interest due at that time on the New Junior Subordinated Notes and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to the New Junior Subordinated Notes.

If we violate the ETP Junior Subordinated Indenture by making a payment or distribution (other than Reorganized Securities) to the trustee or the holders of the New Junior Subordinated Notes before we have paid all the senior indebtedness in full or provided for payment thereof in money or money’s worth, then the trustee and such holders of the New Junior Subordinated Notes will have to pay or transfer such payments or distributions to the trustee in bankruptcy, receiver, liquidating trustee, agent or other person distributing our assets or securities for payment of the senior indebtedness. Because of the subordination provisions of the ETP Junior Subordinated Indenture, if we become insolvent, holders of senior indebtedness may receive more, ratably, and holders of the New Junior Subordinated Notes may receive less, ratably, than our other creditors.

The ETP Junior Subordinated Indenture contains no restrictions on the amount of additional senior or subordinated indebtedness that we may issue under it, and we expect from time to time to incur additional indebtedness and other liabilities and to guarantee indebtedness that will be senior to the New Junior Subordinated Notes.

The New Junior Subordinated Notes will be our obligations exclusively, and are not the obligations of any of our subsidiaries. The New Junior Subordinated Notes will effectively rank junior to any future indebtedness of Energy Transfer that is both secured and does not rank junior to the New Junior Subordinated Notes to the extent of the value of the assets securing such indebtedness, and the New Junior Subordinated Notes will structurally rank junior to all indebtedness and other liabilities of Energy Transfer’s existing and future Subsidiaries. None of Energy Transfer’s Subsidiaries will guarantee the New Junior Subordinated Notes. Energy Transfer’s Subsidiaries, Transwestern, Southern Union, Panhandle, Sunoco and Sunoco Logistics, have outstanding debt securities.

As of June 30, 2013, after giving effect to (i) the repayment of $350 million aggregate principal amount of our 6.000% Senior Notes, (ii) the repayment of $250 million aggregate principal amount of the Panhandle 6.050% Senior Notes, (iii) the sale of the Missouri Gas Energy division by Southern Union and the use of the cash consideration therefrom to repay borrowings under our revolving credit facility and (iv) our issuance and sale of $1.5 billion in aggregate principal amount of senior notes in September 2013 and the use of the net proceeds therefrom to repay all of the borrowings outstanding under Trunkline LNG’s term loan, to repay borrowings outstanding under our revolving credit facility and for general partnership purposes,

•	Energy Transfer had approximately $11.6 billion of indebtedness (including $965 million of indebtedness of Sunoco of which we are a co-obligor) that will rank senior in priority with respect to the New Junior Subordinated Notes;

•	Energy Transfer, excluding its Subsidiaries, would have had $12.1 billion of indebtedness, $11.6 billion of which would have been unsecured, unsubordinated indebtedness, consisting entirely of the existing senior notes, Sunoco’s existing senior notes and debentures of which we are a co-obligor and the obligations under the Credit Agreement; and

•	the New Junior Subordinated Notes would have been structurally subordinated to $5.1 billion of indebtedness of these Subsidiaries.

Interest

We will pay interest on the New Junior Subordinated Notes in cash quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, subject to our rights and obligations under “—Option to Defer Interest Payments”. Interest on the Old Junior Subordinated Notes commenced accruing interest on June 24, 2013. We will make interest payments to the persons in whose names the New Junior Subordinated Notes are registered at the close of business on January 15, April 15, July 15 or October 15, as applicable, before the next interest payment date except that, if such business day is in the next succeeding calendar month, interest will be payable on the immediately preceding business day). Interest will be computed on the basis of a 360-day year and the actual number of days elapsed. If any interest payment date falls on a day that is not a business day, the payment will be made on the next business day, and no interest will accrue on the amount of interest due on that interest payment date for the period from and after the interest payment date to the date of payment.

For the purposes of calculating interest due on the New Junior Subordinated Notes:

“Three-month LIBOR” means, with respect to any interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on the LIBOR determination date (as defined below) for that interest period. If such rate does not appear on Reuters Page LIBOR01, three- month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (as defined below) after consultation with us, at approximately 11:00 a.m., London time, on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that floating-rate interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent after consultation with us, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the interest period beginning on the settlement date, 3.29%. The establishment of three-month LIBOR for each interest period by the calculation agent will (in the absence of manifest error) be final and binding.

“Calculation agent” means The Bank of New York Mellon, or any other firm appointed by us, acting as calculation agent.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace that page on that service, or such other service as may be nominated by us as the information vendor, for the purpose of displaying rates or prices comparable to the London Interbank Offered Rate for U.S. dollar deposits).

“LIBOR determination date” means the second London banking day (as defined below) immediately preceding the first day of the relevant interest period.

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

Option to Defer Interest Payments

So long as there is no event of default under the ETP Junior Subordinated Indenture with respect to the New Junior Subordinated Notes that is continuing, we may defer interest payments on the New Junior Subordinated Notes for a period of up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”), except that no such deferral period may extend beyond the maturity date or redemption date, if earlier, of the New Junior Subordinated Notes and the Company may not begin a new Optional Deferral Period until it has paid all accrued interest on the New Junior Subordinated Notes from the previous Optional Deferral Period. During the Optional Deferral Period, the interest on the New Junior Subordinated Notes will still accrue at the Three-Month LIBOR Rate plus 301.75 basis points (3.0175%) reset quarterly. In addition, interest on the deferred interest will accrue at a rate equal to the interest rate on the New Junior Subordinated Notes, compounded quarterly, to the extent permitted by law.

Before the end of any Optional Deferral Period that is shorter than 10 consecutive years, we may extend the Optional Deferral Period, so long as the entire Optional Deferral Period does not exceed 10 consecutive years or extend beyond the maturity date or redemption date, if earlier, of the New Junior Subordinated Notes. We may also elect to shorten the length of any Optional Deferral Period. No Optional Deferral Period (including as extended or shortened) may end on a day other than the last day of a scheduled quarterly interest payment period. At the end of any Optional Deferral Period, if all amounts then due on the New Junior Subordinated Notes, including interest on unpaid interest, have been paid, we may elect to begin a new Optional Deferral Period.

Dividend and Other Payment Stoppages During Deferral Periods and Under Certain Other Circumstances

The ETP Junior Subordinated Indenture provides that, so long as any New Junior Subordinated Notes remain outstanding, if we have given notice of our election to defer interest payments on the New Junior Subordinated Notes but the related Optional Deferral Period has not yet commenced, or an Optional Deferral Period is continuing; then we will not, nor will we permit our subsidiaries to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any units representing our partnership securities;

•	make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of our debt securities that rank upon our liquidation on a parity with or junior to the New Junior Subordinated Notes; or

•	make any guarantee payments regarding any guarantee issued by us of securities of any of our subsidiaries if the guarantee ranks upon our liquidation on a parity with or junior to the New Junior Subordinated Notes.

The restrictions listed above do not apply to:

•	any purchase, redemption or other acquisition of units representing our partnership securities in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, consultants or independent contractors;

•	the satisfaction of our obligations pursuant to any contract entered into prior to the beginning of the applicable deferral period;

•	a dividend reinvestment or shareholder purchase plan; or

•	the issuance of our partnership securities, or securities convertible into or exercisable for such partnership securities, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable deferral period;

•	any exchange, redemption or conversion of any class or series of our partnership securities, or the capital stock, partnership securities or membership interests of one of our subsidiaries, for any other class or series of our partnership securities, or of any class or series of our indebtedness for any class or series of our partnership securities;

•	any purchase of fractional interests in units of our partnership securities pursuant to the conversion or exchange provisions of such partnership securities or the securities being converted or exchanged;

•	any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any unitholder rights plan, or the redemption or purchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

•	(i) any payment of current or deferred interest on our debt securities that rank upon our liquidation on a parity with the New Junior Subordinated Notes (“parity securities”) that is made pro rata to the amounts due on such parity securities (including the New Junior Subordinated Notes) and (ii) any payment of principal or current or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities.

For the avoidance of doubt, no terms of the New Junior Subordinated Notes will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.

Notice

We will give the holders of the New Junior Subordinated Notes and the trustee of the New Junior Subordinated Notes notice of any optional deferral of interest no more than 15 business days prior to the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange or any applicable self-regulatory organization or to holders of the New Junior Subordinated Notes of such next succeeding interest payment date or the record date therefor. The special record date established under the ETP Junior Subordinated Indenture for the payment of deferred interest will be the regular record date with respect to the interest payment date at the end of the respective deferral period.

Certain Payment Restrictions Applicable to Us

At any time when we have given notice of our election to defer interest payments on the New Junior Subordinated Notes but the related deferral period has not yet commenced or a deferral period is continuing, we and our subsidiaries generally may not make payments on or redeem or purchase any shares of our capital stock or any of our debt securities or guarantees that rank upon our liquidation on a parity with or junior to the notes, subject to certain limited exceptions.

The terms of the New Junior Subordinated Notes will permit us to make any payment of current or deferred interest on our parity securities, including our pari passu securities, that is made pro rata to the amounts due on such parity securities (including the notes ), and any payments of principal or current or deferred interest on parity securities that, if not made, would cause us to breach the terms of the instrument governing such parity securities.

For more information, see “—Dividend and Other Payment Stoppages During Deferral Periods and Under Certain Other Circumstances.”

Optional Redemption

The New Junior Subordinated Notes will mature on November 1, 2066, and may be redeemed in whole at any time or in part from time to time before their maturity at a redemption price equal to their principal amount plus accrued and unpaid interest to but excluding the date of redemption; provided that if the New Junior Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the New Junior Subordinated Notes, excluding any New Junior Subordinated Notes held by us or any of our affiliates, must remain outstanding after giving effect to such redemption.

Defeasance

The ETP Junior Subordinated Indenture provides that we will be deemed to have paid and discharged the entire indebtedness represented by the New Junior Subordinated Notes (“defeasance”), if:

•	we have irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders (i) cash or (ii) U.S. government obligations, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge (a) the principal (and premium, if any) and interest on the New Junior Subordinated Notes and (b) any mandatory sinking fund payments or analogous payments applicable to the New Junior Subordinated Notes on the due dates thereof;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

•	we have delivered to the trustee an opinion of independent legal counsel satisfactory to the trustee confirming that (i) we have received from, or there has been published by, the IRS a ruling or (ii) since the issue date of the New Junior Subordinated Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred;

•	no event of default or event which with notice or lapse of time or both would become an event of default with respect to the New Junior Subordinated Notes shall have occurred and be continuing on the date of such deposit;

•	such defeasance shall not cause the trustee to have a conflicting interest with respect to any of our securities or result in the trust arising from such deposit to constitute, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

•	we have delivered to the trustee an opinion of counsel substantially to the effect that the trust funds deposited will not be subject to any rights of holders of senior indebtedness, and after the 90th day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the defeasance have been complied with.

Reports

So long as any New Junior Subordinated Notes are outstanding, Energy Transfer will:

•	for as long as it is required to file information with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports which it is required to file with the SEC pursuant to the Exchange Act;

•	if it is not required to file reports with the SEC pursuant to the Exchange Act, file with the trustee, within 15 days after it would have been required to file with the SEC, financial statements (and with respect to annual reports, an auditors’ report by a firm of established national reputation) and a Management’s Discussion and Analysis of Financial Condition and Results of Operations, both comparable to what it would have been required to file with the SEC had it been subject to the reporting requirements of the Exchange Act; and

•	if it is required to furnish annual or quarterly reports to its equity holders pursuant to the Exchange Act, file these reports with the trustee.

Limitation on Mergers and Sales of Assets

The ETP Junior Subordinated Indenture generally permits a consolidation or merger between us and another entity. It also permits the conveyance, transfer or lease by us of all or substantially all of our property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and expressly assumes by a supplemental indenture to the ETP Junior Subordinated Indenture the payment of all amounts due on the debt securities and performance of all the covenants in the ETP Junior Subordinated Indenture on our part to be performed or observed; and

•	certain other conditions as prescribed in the ETP Junior Subordinated Indenture are met.

If we consolidate or merge with or into any other entity or convey, transfer or lease all or substantially all of our assets according to the terms and conditions of the ETP Junior Subordinated Indenture, the resulting or acquiring entity will be substituted for us in the ETP Junior Subordinated Indenture with the same effect as if it had been an original party to the ETP Junior Subordinated Indenture. As a result, such successor entity may exercise our rights and powers under the ETP Junior Subordinated Indenture, in our name and, except in the case of a lease of all or substantially all of our properties and assets, we will be released from all our liabilities and obligations under the ETP Junior Subordinated Indenture and under the New Junior Subordinated Notes.

Events of Default; Waiver and Notice

The following “events of default” are applicable to the New Junior Subordinated Notes:

•	failure to pay interest on the New Junior Subordinated Notes within 30 days after such interest is due (provided, however, that a failure to pay interest during a valid Optional Deferral Period, as discussed above in “—Option to Defer Interest Payments” will not constitute an event of default);

•	failure to pay principal of or any premium on the New Junior Subordinated Notes when due; and

•	certain bankruptcy, insolvency or reorganization events with respect to Energy Transfer.

With respect to the New Junior Subordinated Notes, a failure to comply with the other covenants under the ETP Junior Subordinated Indenture does not constitute an event of default. The trustee has no right or obligation under the ETP Junior Subordinated Indenture or otherwise to exercise any remedies on behalf of the holders of the New Junior Subordinated Notes pursuant to the ETP Junior Subordinated Indenture in connection with any failure to comply with such other covenants.

If an event of default with respect to the New Junior Subordinated Notes occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding New Junior Subordinated Notes may declare the principal amount of all New Junior Subordinated Notes to be immediately due and payable. However, that event of default will be considered waived at any time after the declaration, but before a judgment or decree for payment of the money due has been obtained if:

•	Energy Transfer has paid or deposited with the trustee all overdue interest, the principal and any premium due otherwise than by the declaration and any interest on such amounts, and any interest on overdue interest, to the extent legally permitted, in each case with respect to that series, and all amounts due to the trustee; and

•	all events of default with respect to the New Junior Subordinated Notes, other than the nonpayment of the principal that became due solely by virtue of the declaration, have been cured or waived.

The trustee is under no obligation to exercise any of its rights or powers at the request or direction of any holders of the New Junior Subordinated Notes unless those holders have offered the trustee security or indemnity against the costs, expenses and liabilities which it might incur as a result. The holders of a majority in principal amount of the outstanding New Junior Subordinated Notes have, with certain exceptions, the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or the exercise of any power of the trustee with respect to those New Junior Subordinated Notes. The trustee may withhold notice of any default, except a default in the payment of principal or interest, or in the payment of any sinking or purchase fund installment, from the holders of New Junior Subordinated Notes if the trustee in good faith considers it in the interest of the holders to do so.

The holder of New Junior Subordinated Notes will have an absolute and unconditional right to receive payment of the principal, any premium and, within certain limitations, any interest on the New Junior Subordinated Notes on its maturity date or redemption date and to enforce those payments.

Energy Transfer is required to furnish each year to the trustee a statement by certain of its officers to the effect that it is not in default under the ETP Junior Subordinated Indenture or, if there has been a default, specifying the default and its status.

Actions Not Restricted by Junior Subordinated Indenture

The ETP Junior Subordinated Indenture does not contain restrictions on our ability to:

•	incur, assume or become liable for any type of debt or other obligation;

•	create liens on our property for any purpose; or

•	pay dividends or make distributions on our partnership interests or purchase or redeem our partnership securities, except as set forth under “—Dividend and Other Payment Stoppages During Deferral Periods and Under Certain Other Circumstances” above, or make debt payments on, or purchase, redeem or retire, any senior indebtedness.

The ETP Junior Subordinated Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the ETP Junior Subordinated Indenture does not contain any provisions that would require us to repurchase or redeem or modify the terms of any of the New Junior Subordinated Notes upon a change of control or other event involving us that may adversely affect the creditworthiness of the New Junior Subordinated Notes.

Modification of Junior Subordinated Indenture

Under the ETP Junior Subordinated Indenture, certain of our rights and obligations and certain of the rights of holders of the New Junior Subordinated Notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding New Junior Subordinated Notes. However, the following modifications and amendments, among others, will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest (including any additional interest thereon);

•	a change in the manner of calculating payments due on the New Junior Subordinated Notes in a manner adverse to holders of New Junior Subordinated Notes;

•	a reduction in the requirements contained in the ETP Junior Subordinated Indenture for quorum or voting;

•	a change in the place of payment for any payment on the New Junior Subordinated Notes that is adverse to holders of the New Junior Subordinated Notes or a change in the currency in which any payment on the New Junior Subordinated Notes is payable;

•	an impairment of the right of any holder of New Junior Subordinated Notes to institute suit for the enforcement of payments on the New Junior Subordinated Notes; and

•	a reduction in the percentage of outstanding New Junior Subordinated Notes required to consent to a modification or amendment of the ETP Junior Subordinated Indenture or required to consent to a waiver of compliance with certain provisions of the ETP Junior Subordinated Indenture or certain defaults under the ETP Junior Subordinated Indenture and their consequences.

Under the ETP Junior Subordinated Indenture, the holders of at least a majority of the aggregate principal amount of the outstanding New Junior Subordinated Notes may, on behalf of all holders of the New Junior Subordinated Notes, waive compliance by us with certain covenants or conditions contained in the ETP Junior Subordinated Indenture.

We and the trustee may execute, without the consent of any holder of New Junior Subordinated Notes, any supplemental indenture for the purposes of:

•	evidencing the succession of another corporation to us, and the assumption by any such successor of our covenants contained in the ETP Junior Subordinated Indenture and the New Junior Subordinated Notes;

•	adding or modifying covenants of us for the benefit of the holders of the New Junior Subordinated Notes or surrendering any of our rights or powers under the ETP Junior Subordinated Indenture; provided that such addition, modification or surrender may not add events of default or acceleration events with respect to the New Junior Subordinated Notes;

•	evidencing and providing for the acceptance of appointment under the ETP Junior Subordinated Indenture by a successor trustee with respect to the New Junior Subordinated Notes;

•	curing any ambiguity, correcting or supplementing any provision in the ETP Junior Subordinated Indenture that may be defective or inconsistent with any other provision therein or in any supplemental indenture or making any other provisions with respect to matters or questions arising under the ETP Junior Subordinated Indenture, provided that such provisions, as so changed, corrected or modified, shall not adversely affect the interests of the holders of the New Junior Subordinated Notes in any material respect; or

•	making any changes to the ETP Junior Subordinated Indenture in order for the ETP Junior Subordinated Indenture to conform to the prospectus relating to the New Junior Subordinated Notes.

We will not enter into any supplemental indenture with the trustee to add any additional event of default with respect to the New Junior Subordinated Notes without the consent of the holders of at least a majority in aggregate principal amount of outstanding New Junior Subordinated Notes.

Agreement by Holders to Certain Tax Treatment

Each holder of the New Junior Subordinated Notes will, by accepting the New Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the New Junior Subordinated Notes constitute debt and will treat the New Junior Subordinated Notes as debt for United States federal, state and local tax purposes.

Governing Law

The ETP Junior Subordinated Indenture is, and the New Junior Subordinated Notes will be, governed by, and construed in accordance with, the laws of the State of New York, without regard to its principles of conflicts of laws.

The Trustee

The trustee has all of the duties and responsibilities specified under the Trust Indenture Act. Other than its duties in a case of default, the trustee is under no obligation to exercise any of the powers under the ETP Junior Subordinated Indenture at the request, order or direction of any holders of New Junior Subordinated Notes unless offered reasonable indemnification.

Miscellaneous

We or our affiliates may from time to time purchase any of the New Junior Subordinated Notes that are then outstanding by tender, in the open market or by private agreement.

BOOK-ENTRY; DELIVERY AND FORM

Global Notes

The New Notes, like the Old Notes, will be issued in the form of one or more fully registered notes in global form, without interest coupons. The New Notes will be deposited with the applicable trustee, as custodian for the DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants.

We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global notes to the accounts of the DTC participants that have tendered the Old Notes to the account designated by the exchange agent; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global notes).

Beneficial interests in the global notes may not be exchanged for Notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, including its participants, Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”). We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time.

•	Neither we nor the trustee of the New Notes is responsible for those operations or procedures.

•	DTC has advised us it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations, and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers, and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the New Notes represented by that global note for all purposes under the ETP Senior Indenture or the ETP Junior Subordinated Indenture, as applicable. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have New Notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated New Notes; and

•	will not be considered the owners or holders of the New Notes under the Indenture for any purpose, including with respect to the giving of any direction, instruction, or approval to the trustee under the Indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of the New Notes under the ETP Senior Indenture or the ETP Junior Subordinated Indenture, as applicable (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any), and interest with respect to the New Notes represented by a global note will be made by the applicable trustee to DTC’s nominee, as the registered holder of the global note. Neither we nor the applicable trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising, or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear, and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the applicable trustee will have any responsibility for the performance by DTC, Euroclear, or Clearstream, or their participants or indirect participants, of their obligations under the rules and procedures governing their operations.

Certificated Notes

New Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related New Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the applicable trustee that we elect to cause the issuance of certificated New Notes; or

•	an event of default with respect to the New Notes has occurred and is continuing and such beneficial owner requests that its New Notes be issued in physical, certificated form.

PLAN OF DISTRIBUTION

You may transfer New Notes issued under the exchange offers in exchange for the Old Notes if:

•	you acquire the New Notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of such New Notes in violation of the provisions of the Securities Act; and

•	you are not our “affiliate” (within the meaning of Rule 405 under the Securities Act).

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offers in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities.

If you wish to exchange New Notes for your Old Notes in the exchange offers, you will be required to make representations to us as described in “Exchange Offers—Purpose and Effect of the Exchange Offers” and “—Procedures for Tendering—Your Representations to Us” in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives New Notes for your own account in exchange for Old Notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such New Notes.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time on one or more transactions in any of the following ways:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the New Notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes.

Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer in exchange for Old Notes that were acquired by such broker-dealer as a result of market-making or other trading activities may be deemed to be an “underwriter” within the meaning of the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We agreed to permit the use of this prospectus for a period of up to 180 days after the completion of the exchange offers by such broker-dealers to satisfy this prospectus delivery requirement. Furthermore, we agreed to amend or supplement this prospectus during such period if so requested in order to expedite or facilitate the disposition of any New Notes by broker-dealers.

We have agreed to pay all expenses incident to the exchange offers other than fees and expenses of counsel to the holders and brokerage commissions and transfer taxes, if any, and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax considerations relevant to the exchange of the private notes for the exchange notes pursuant to the exchange offers, but does not purport to be a complete analysis of all potential tax effects relating thereto. The discussion addresses only noteholders that hold the New Notes as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the Code. This summary does not purport to address prospective purchasers in special tax situations, such as financial institutions, tax-exempt organizations, partnerships, insurance companies, regulated investment companies, dealers in securities or foreign currencies, persons holding New Notes as a hedge against currency risks or as a position in a straddle, conversion transaction, or other integrated transaction, or noteholders whose functional currency (as defined in section 985 of the Code) is not the U.S. dollar. This summary is based on the Code, administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, changes to any of which subsequent to the date of this private placement memorandum may affect the tax consequences described herein and may apply, retroactively, as of a date preceding the date of this private placement memorandum. We cannot assure you that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the statements made and conclusions reached in the following discussion.

Holders of New Notes should consult their tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any, state, local, foreign, or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offers

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offers will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder will not recognize any taxable gain or loss as a result of the exchange. The New Notes will have the same adjusted issue price as the Old Notes and a holder will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

LEGAL MATTERS

The validity of the New Notes offered in the exchange offers will be passed upon for us by Latham & Watkins LLP, Houston, Texas.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Partners, L.P. appearing in Energy Transfer Partners, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website, at http://www.energytransfer.com, all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Additionally, you can obtain information about us through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common units are listed.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below:

•	our annual report on Form 10-K for the year ended December 31, 2012;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

•	our current reports on Form 8-K filed January 14, 2013, January 16, 2013, January 22, 2013, January 23, 2013, February 28, 2013, March 11, 2013, March 26, 2013, April 4, 2013, April 10, 2013, April 17, 2013 (which was amended by Form 8-K/A on April 18, 2013), May 1, 2013, May 9, 2013, May 22, 2013, June 6, 2013, June 24, 2013, June 26, 2013, July 18, 2013, August 8, 2013, August 12, 2013, August 15, 2013, August 30, 2013, September 3, 2013, September 17, 2013 and September 19, 2013 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current reports on Form 8-K or 8 K/A); and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and between the date of this prospectus and the termination of this offering.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in this document), at no cost, by visiting our internet website at www.energytransfer.com, or by writing or calling us at the address set forth below. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

Energy Transfer Partners, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Attention: Thomas P. Mason

Telephone: (214) 981-0700

ANNEX A:

LETTER OF TRANSMITTAL

TO TENDER

7.60% SENIOR NOTES DUE 2024 (CUSIP NOS. 29273R AU3 AND U29273 AC0),

8.25% SENIOR NOTES DUE 2029 (CUSIP NOS. 29273R AV1 AND U29273 AD8)

AND

FLOATING RATE JUNIOR SUBORDINATED NOTES DUE 2066

(CUSIP NOS. 29273R AW9 and U29273 AE6)

OF

ENERGY TRANSFER PARTNERS, L.P.

PURSUANT TO THE EXCHANGE OFFERS AND PROSPECTUS

DATED                     , 2013

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                     , 2013 (THE “EXPIRATION DATE”), UNLESS THE EXCHANGE OFFERS ARE EXTENDED BY THE ISSUER.

The Exchange Agent for the Exchange Offers is:

U.S. Bank National Association

By First Class Mail: U. S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN- WS2N St. Paul, MN 55107-2292 Phone: (713)-235-9206	By Courier or Overnight Delivery: U. S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402 Phone: (713)-235-9206

For Facsimile Transmission (eligible institutions only): 651-495-8158 Attn: Specialized Finance Confirm via email: escrowexchangepayments@usbank.com

If you wish to exchange your issued and outstanding (i) 7.60% Senior Notes due 2024 (CUSIP Nos. 29273R AU3 and U29273 AC0), (ii) 8.25% Senior Notes due 2029 (CUSIP Nos. 29273R AV1 and U29273 AD8) or (iii) Floating Rate Junior Subordinated Notes due 2066 (CUSIP Nos. 29273R AW9 and U29273 AE6) (collectively, the “Old Notes”), for an equal aggregate principal amount of newly issued (i) 7.60% Senior Notes due 2024 (CUSIP No. 29273R BB4), (ii) 8.25% Senior Notes due 2029 (CUSIP No. 29273R BC2) or (iii) Floating Rate Junior Subordinated Notes due 2066 (CUSIP No. 29273R BA6), as applicable, with materially identical terms that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exchange offers (collectively, the “New Notes”), you must validly tender (and not withdraw) your Old Notes to the Exchange Agent prior to the Expiration Date.

We refer you to the Prospectus, dated                     , 2013 (the “Prospectus”), of Energy Transfer Partners, L.P. (the “Issuer”), and this Letter of Transmittal (the “Letter of Transmittal”), which together describe the Issuer’s offers (the “Exchange Offers”) to exchange each series of Old Notes for a like aggregate principal amount of the applicable series of New Notes. Capitalized terms used but not defined herein have the respective meaning given to them in the Prospectus.

The Issuer reserves the right, at any time or from time to time, to extend any Exchange Offer at its discretion, in which event the term “Expiration Date” shall mean the latest date to which such Exchange Offer is extended. The Issuer shall notify the Exchange Agent and each registered holder of the applicable series of Old Notes of any extension by oral (promptly followed in writing) or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by holders of the Old Notes. Tender of Old Notes is to be made according to the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “Exchange Offers—Procedures for Tendering.” DTC participants that are accepting an Exchange Offer must transmit their acceptance to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s DTC account. DTC will then send a computer generated message known as an “agent’s message” to the Exchange Agent for its acceptance. For you to validly tender your Old Notes in the Exchange Offers the Exchange Agent must receive, prior to the Expiration Date, an agent’s message under the ATOP procedures that confirms that:

•	DTC has received your instructions to tender your Old Notes; and

•	you agree to be bound by the terms of this Letter of Transmittal.

BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

1.	By tendering Old Notes in any Exchange Offer, you acknowledge receipt of the Prospectus and this Letter of Transmittal.

2.	By tendering Old Notes in any Exchange Offer, you represent and warrant that you have full authority to tender the Old Notes described above and will, upon request, execute and deliver any additional documents deemed by the Issuer to be necessary or desirable to complete the tender of Old Notes.

3.	You understand that the tender of the Old Notes pursuant to all of the procedures set forth in the Prospectus will constitute an agreement between you and the Issuer as to the terms and conditions set forth in the Prospectus.

4.	By tendering Old Notes in the Exchange Offers, you acknowledge that the Exchange Offers are being made in reliance upon interpretations contained in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), that the New Notes issued in exchange for the Old Notes pursuant to any Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act (other than a broker-dealer who purchased Old Notes exchanged for such New Notes directly from the Issuer to resell pursuant to Rule 144A or any other available exemption under the Securities Act of 1933, as amended (the “Securities Act”), and any such holder that is an “affiliate” of the Issuer within the meaning of Rule 405 under the Securities Act), provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders are not participating in, and have no arrangement with any other person to participate in, the distribution of such New Notes.

5.	By tendering Old Notes in any Exchange Offer, you hereby represent and warrant that:

(a)	the New Notes acquired pursuant to any Exchange Offer are being obtained in the ordinary course of your business, whether or not you are the holder;

(b)	you are not engaging, do not intend to engage and have no arrangement or understanding with any person to participate, in the distribution of Old Notes or New Notes within the meaning of the Securities Act;

(c)	you are not an “affiliate,” as such term is defined under Rule 405 promulgated under the Securities Act, of the Issuer;

(d)	if you are a broker-dealer, that you will receive the New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities and that you acknowledge that you will deliver a prospectus (or, to the extent permitted by law, make available a prospectus) in connection with any resale of such New Notes and that you cannot rely on the position of the staff of the SEC set forth in certain no-action letters; and

(e)	you understand that a secondary resale transaction described in clause 5(d) above and any resales of the New Notes obtained in exchange for the Old Notes originally acquired from the Partnership should be covered by an effective registration statement containing the selling noteholder information required by Item 507 or Item 508, as applicable, of Regulation S-K.

You may, if you are unable to make all of the representations and warranties contained in Item 5 above and as otherwise permitted in the Registration Rights Agreement (as defined below), elect to have your Old Notes registered in the shelf registration statement described in the Registration Rights Agreement, dated June 24, 2013 (the “Registration Rights Agreement”), by and among the Issuer and J.P. Morgan Securities LLC and UBS Securities LLC (the “Dealer Managers”). Such election may be made by notifying the Issuer in writing at 3738 Oak Lawn Avenue, Dallas, Texas 75219, Attention: General Counsel. By making such election, you agree, as a holder of Old Notes participating in a shelf registration, to indemnify and hold harmless the Issuer, each of the directors of the Issuer, each of the officers of the Issuer who signs such shelf registration statement, each other selling holder of Old Notes, and each person, if any, who controls the Issuer, any Dealer Manager and any other selling holder of Old Notes within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from and against any and all losses, claims, damages or liabilities that arise out of, or are based upon, (1) any untrue statement or alleged untrue statement of a material fact contained in any shelf registration statement or any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (2) any untrue statement or alleged untrue statement of a material fact contained in any prospectus or any free writing prospectus, or any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case made in reliance upon and in conformity with any information relating to you furnished to the Issuer in writing by you expressly for use in any shelf registration statement, any prospectus and any free writing prospectus. Any such indemnification shall be governed by the terms and subject to the conditions set forth in the Registration Rights Agreement, including, without limitation, the provisions regarding notice, retention of counsel, contribution and payment of expenses set forth therein. The above summary of the indemnification provision of the Registration Rights Agreement is not intended to be exhaustive and is qualified in its entirety by the Registration Rights Agreement.

6.	If you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, you acknowledge by tendering Old Notes in any Exchange Offer, that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act.

7.	If you are a broker-dealer and Old Notes held for your own account were not acquired as a result of market-making or other trading activities, such Old Notes cannot be exchanged pursuant to any Exchange Offer.

8.	Any of your obligations hereunder shall be binding upon your successors, assigns, executors, administrators, trustees in bankruptcy and legal and personal representatives.

INSTRUCTIONS FORMING PART OF THE

TERMS AND CONDITIONS OF THE EXCHANGE OFFERS

1.	Book-Entry Confirmations.

Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Old Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as Agent’s Message and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date.

2.	Partial Tenders.

Tenders of each series of Old Notes will be accepted only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The entire principal amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise communicated to the Exchange Agent. If the entire principal amount of all Old Notes is not tendered, then Old Notes for the principal amount of Old Notes not tendered and New Notes issued in exchange for any Old Notes accepted will be delivered to the holder via the facilities of DTC promptly after the Old Notes are accepted for exchange.

3.	Validity of Tenders.

All questions as to the validity, form, eligibility (including time of receipt), acceptance, and withdrawal of tendered Old Notes will be determined by the Issuer, in its sole discretion, which determination will be final and binding. The Issuer reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of counsel for the Issuer, be unlawful. The Issuer also reserves the absolute right to waive any of the conditions of the Exchange Offers or any defect or irregularity in the tender of any Old Notes. The Issuer’s interpretation of the terms and conditions of the Exchange Offers (including the instructions on the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Issuer shall determine. Although the Issuer intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Issuer, the Exchange Agent, nor any other person shall be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, promptly following the Expiration Date.

4.	Waiver of Conditions.

The Issuer reserves the absolute right to waive, in whole or part, up to the expiration of the Exchange Offers, any of the conditions to the Exchange Offers set forth in the Prospectus or in this Letter of Transmittal.

5.	No Conditional Tender.

No alternative, conditional, irregular or contingent tender of Old Notes will be accepted.

6.	Request for Assistance or Additional Copies.

Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offers.

7.	Withdrawal.

Tenders may be withdrawn only pursuant to the limited withdrawal rights set forth in the Prospectus under the caption “Exchange Offers—Withdrawal of Tenders.”

8.	No Guarantee of Late Delivery.

There is no procedure for guarantee of late delivery in the Exchange Offers.

IMPORTANT: BY USING THE ATOP PROCEDURES TO TENDER OLD NOTES, YOU WILL NOT BE REQUIRED TO DELIVER THIS LETTER OF TRANSMITTAL TO THE EXCHANGE AGENT. HOWEVER, YOU WILL BE BOUND BY ITS TERMS, AND YOU WILL BE DEEMED TO HAVE MADE THE ACKNOWLEDGMENTS AND THE REPRESENTATIONS AND WARRANTIES IT CONTAINS, JUST AS IF YOU HAD SIGNED IT.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Energy Transfer Partners, L.P. is a partnership organized under the laws of the State of Delaware. The partnership agreement of Energy Transfer Partners, L.P. provides that the partnership will indemnify (i) its general partner, any departing partner (as defined therein), any person who is or was an affiliate of its general partner or any departing partner, (ii) any person who is or was a director, officer, employee, agent or trustee of the partnership, (iii) any person who is or was an officer, director, employee, agent or trustee of its general partner or any departing partner or any affiliate of its general partner or any departing partner, or (iv) any person who is or was serving at the request of its general partner or any departing partner or any affiliate of its general partner or any departing partner as an officer, director, employee, partner, agent, fiduciary or trustee of another person (each, an “Indemnitee”), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint and several), expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as any of the foregoing; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of the partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of the partnership, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to each applicable partnership to enable it to effectuate, such indemnification. Energy Transfer Partners, L.P. is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with each of the partnership’s activities, regardless of whether each of the applicable partnerships would have the power to indemnify such person against such liabilities under the provisions described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Reference is made to the Index to Exhibits following the signature pages hereto, which Index to Exhibits is hereby incorporated into this item.

Item 22. Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(d) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 24, 2013.

ENERGY TRANSFER PARTNERS, L.P.

By:	Energy Transfer Partners GP, L.P., its general partner

By:	Energy Transfer Partners, L.L.C., its general partner

By:	/s/ Martin Salinas, Jr.
Name: Martin Salinas, Jr.
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Martin Salinas, Jr. and Thomas P. Mason, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, which are with Energy Transfer Partners, L.L.C., the general partner of Energy Transfer Partners GP, L.P., the general partner of Energy Transfer Partners, L.P., on the dates indicated:

Signature	Title	Date

/s/ Kelcy L. Warren Kelcy L. Warren	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	October 24, 2013

/s/ Martin Salinas, Jr. Martin Salinas, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	October 24, 2013

/s/ Marshall S. McCrea, III Marshall S. McCrea, III	President, Chief Operating Officer and Director	October 24, 2013

/s/ Jamie Welch Jamie Welch	Director	October 24, 2013

S-1

Signature	Title	Date

/s/ Paul E. Glaske Paul E. Glaske	Director	October 24, 2013

/s/ Ted Collins, Jr. Ted Collins, Jr.	Director	October 24, 2013

/s/ Michael K. Grimm Michael K. Grimm	Director	October 24, 2013

/s/ David Skidmore David Skidmore	Director	October 24, 2013

S-2

EXHIBIT INDEX

	Exhibit Number	Description

(1)	2.1	Redemption and Exchange Agreement dated as of May 10, 2010 by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.

(2)	2.2	Purchase Agreement, dated March 22, 2011, among ETP-Regency Midstream Holdings, LLC, LDH Energy Asset Holdings LLC and Louis Dreyfus Highbridge Energy LLC, Energy Transfer Partners, L.P. and Regency Energy Partners LP.

(3)	2.3	Contribution and Redemption Agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated October 15, 2011.

(4)	2.4	Amendment No. 1, dated December 1, 2011, to the Contribution and Redemption Agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated October 15, 2011.

(5)	2.5	Amendment No. 2, dated January 11, 2012, to the Contribution and Redemption Agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated October 15, 2011.

(6)	2.6	Amendment No. 2, dated as of March 23, 2012, to the Amended and Restated Agreement and Plan of Merger, by and among Energy Transfer Partners, L.P., Citrus ETP Acquisition L.L.C., Energy Transfer Equity, L.P., Southern Union Company, and CrossCountry Energy, LLC dated July 19, 2011.

(7)	2.7	Amendment No. 1, dated as of September 14, 2011, to the Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P.

(8)	2.8	Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Partners, L.P., Citrus ETP Acquisition, L.L.C., Energy Transfer Equity, L.P., Southern Union Company and CrossCountry Energy, LLC.

(9)	2.9	Agreement and Plan of Merger, dated as of April 29, 2012 by and among Energy Transfer Partners, L.P., Sam Acquisition Corporation, Energy Transfer Partners GP, L.P., Sunoco, Inc. and, for certain limited purposes set forth therein, Energy Transfer Equity, L.P.

(10)	2.10	Amendment No. 1, dated as of June 15, 2012, to the Agreement and Plan of Merger, dated as of April 29, 2012, by and among Energy Transfer Partners, L.P., Sam Acquisition Corporation, Energy Transfer Partners GP, L.P., Sunoco, Inc., and, for certain limited purposes set forth therein, Energy Transfer Equity, L.P.

(11)	2.11	Transaction Agreement, dated as of June 15, 2012, by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage Holdings, Inc., Energy Transfer Equity, L.P., ETE Sigma Holdco, LLC and ETE Holdco Corporation.

(12)	3.1	Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (formerly named Heritage Propane Partners, L.P.) dated as of July 28, 2009.

(13)	3.1.1	Amendment No. 1, dated March 26, 2012, to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., dated July 28, 2009.

(14)	3.1.2	Amendment No. 2 to Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., dated October 5, 2012.

(15)	3.1.3	Amendment No. 3, dated April 15, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended.

	Exhibit Number	Description

(16)	3.1.4	Amendment No. 4, dated April 30, 2013, to the Second Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P., as amended.

(17)	3.2	Amended Certificate of Limited Partnership of Energy Transfer Partners, L.P.

(18)	3.3	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P.

(19)	3.3.1	Amendment No. 2, dated March 26, 2012, to the Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners GP, L.P., dated as of April 17, 2007.

(20)	3.4	Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C.

(21)	3.4.1	Amendment No. 1, dated March 26, 2012, to the Fourth Amended and Restated Limited Liability Company Agreement of Energy Transfer Partners, L.L.C., dated as of August 10, 2010.

(22)	3.5	Certificate of Formation of Energy Transfer Partners, L.L.C.

(23)	3.5.1	Certificate of Amendment of Energy Transfer Partners, L.L.C.

(24)	3.6	Restated Certificate of Limited Partnership of Energy Transfer Partners GP, L.P.

(25)	4.1	Indenture dated January 18, 2005 among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee.

(26)	4.2	First Supplemental Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee.

(27)	4.3	Second Supplemental Indenture dated as of February 24, 2005 to Indenture dated as of January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee.

(28)	4.4	Fourth Supplemental Indenture dated as of June 29, 2006 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee.

(29)	4.5	Fifth Supplemental Indenture dated as of October 23, 2006 to Indenture dated January 18, 2005, among Energy Transfer Partners, L.P., the subsidiary guarantors named therein and Wachovia Bank, National Association, as trustee.

(30)	4.6	Sixth Supplemental Indenture dated March 28, 2008, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(31)	4.7	Seventh Supplemental Indenture dated December 23, 2008, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(32)	4.8	Eighth Supplemental Indenture dated April 7, 2009, by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(33)	4.9	Ninth Supplemental Indenture, dated as of May 12, 2011, to the Indenture dated January 18, 2005, by and between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(34)	4.10	Tenth Supplemental Indenture, dated as of January 17, 2012, to the Indenture dated January 18, 2005, by and between Energy Transfer Partners, L.P. and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

	Exhibit Number	Description

(35)	4.11	Eleventh Supplemental Indenture dated as of January 22, 2013 by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(36)	4.12	Twelfth Supplemental Indenture dated as of June 24, 2013 by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(37)	4.13	Thirteenth Supplemental Indenture dated as of September 19, 2013 by and between Energy Transfer Partners, L.P., as issuer, and U.S. Bank National Association (as successor to Wachovia Bank, National Association), as trustee.

(38)	4.14	Indenture, dated as of March 31 2009, between Sunoco, Inc. and U.S. Bank National Association, as trustee.

(39)	4.15	First Supplemental Indenture, dated as of March 31, 2009, between Sunoco, Inc. and U.S. Bank National Association, as trustee, to the Indenture, dated as of March 31, 2009, relating to Sunoco’s 9.625% Senior Notes due 2015.

(40)	4.16	Second Supplemental Indenture, dated as of October 5, 2012, among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as trustee, to Indenture, dated as of March 31, 2009.

(41)	4.17	Indenture, dated as of June 30, 2000, between Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A.

(42)	4.18	First Supplemental Indenture, dated as of October 5, 2012, among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A., to the Indenture, dated as of June 30, 2000.

(43)	4.19	Indenture, dated as of May 15, 1994, between Sun Company, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A., relating to Sunoco, Inc.’s 9.00% Debentures due 2024.

(44)	4.20	First Supplemental Indenture, dated as of October 5, 2012, among Energy Transfer Partners, L.P., Sunoco, Inc. and U.S. Bank National Association, as successor trustee to Citibank, N.A., to the Indenture, dated as of May 15, 1994.

(45)	4.21	Registration Rights Agreement, dated November 1, 2006, between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P.

(46)	4.22	Registration Rights Agreement, dated April 30, 2013, by and between Southern Union Company and Regency Energy Partners LP

(47)	4.23	Registration Rights Agreement, dated April 30, 2013, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P.

(*)	5.1	Opinion of Latham & Watkins LLP.

(48)	+ 10.1	Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan.

(49)	+ 10.2	Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan.

(50)	+ 10.3	Energy Transfer Partners Deferred Compensation Plan.

(51)	+ 10.4	Form of Grant Agreement under the Energy Transfer Partners, L.P. Amended and Restated 2004 Unit Plan and the 2008 Energy Transfer Partners, L.P. Long-Term Incentive Plan.

(52)	+ 10.5	Energy Transfer Partners, L.P. Midstream Bonus Plan.

(53)	10.6	Purchase and Sale Agreement, dated January 26, 2005, among HPL Storage, LP and AEP Energy Services Gas Holding Company II, L.L.C., as Sellers, and La Grange Acquisition, L.P., as Buyer.

	Exhibit Number	Description

(54)	10.7	Cushion Gas Litigation Agreement, dated January 26, 2005, by and among AEP Energy Services Gas Holding Company II, L.L.C. and HPL Storage LP, as Sellers, and La Grange Acquisition, L.P., as Buyer, and AEP Asset Holdings LP, AEP Leaseco LP, Houston Pipe Line Company, LP and HPL Resources Company LP, as Companies.

(55)	10.8	Purchase and Sale Agreement, dated as of September 14, 2006, among Energy Transfer Partners, L.P. and EFS-PA, LLC (a/k/a GE Energy Financial Services), CDPQ Investments (U.S.), Inc., Lake Bluff, Inc., Merrill Lynch Ventures, L.P. and Kings Road Holdings I LLC.

(56)	10.9	Redemption Agreement, dated September 14, 2006, between Energy Transfer Partners, L.P. and CCE Holdings, LLC.

(57)	10.10	Letter Agreement, dated September 14, 2006, between Energy Transfer Partners, L.P. and Southern Union Company.

(58)	10.11	Note Purchase Agreement, dated as of November 17, 2004, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto.

(59)	10.11.1	Amendment No. 1 to the Note Purchase Agreement, dated as of April 18, 2007, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto.

(60)	10.12	Note Purchase Agreement, dated as of May 24, 2007, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto.

(61)	10.12.1	Note Purchase Agreement, dated December 9, 2009, by and among Transwestern Pipeline Company, LLC and the Purchasers parties thereto.

(62)	10.13	Guarantee, dated as of March 22, 2011, by Energy Transfer Partners, L.P. in favor of Louis Dreyfus Highbridge Energy LLC.

(63)	10.14	Assumption, Contribution and Indemnification Agreement, dated as of March 22, 2011, by and between Energy Transfer Partners, L.P. and Regency Energy Partners LP.

(64)	10.15	Amended and Restated Energy Transfer Partners, L.P. Midstream Bonus Plan dated April 18, 2011

(65)	10.16	Amended and Restated Limited Liability Company Agreement of ETP-Regency Midstream Holdings, LLC, dated May 2, 2011.

(66)	10.17	Amendment No. 1, dated as of September 14, 2011, to Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company.

(67)	10.18	Second Amended and Restated Credit Agreement dated as of October 27, 2011 among Energy Transfer Partners, L.P., Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an LC Issuer, the other lenders party thereto and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Securities Inc., as Joint Lead Arrangers and Joint Book Managers.

(68)	10.19	Guarantee of Collection made as of March 26, 2012, by Citrus ETP Finance LLC, to Energy Transfer Partners, L.P.

(69)	10.20	Support Agreement, dated March 26, 2012, by and among PEPL Holdings, LLC, Energy Transfer Partners, L.P., and Citrus ETP Finance LLC.

(70)	10.21	Capital Stock Agreement dated June 30, 1986, among El Paso Energy Corporation (as successor in interest to Sonat, Inc.); CrossCountry Energy, LLC (assignee of Enron Corp., which is the successor in interest to InterNorth, Inc. by virtue of a name change and successor in interest to Houston Natural Gas Corporation by virtue of a merger) and Citrus Corp.

	Exhibit Number	Description

(71)	10.22	Restated Certificate of Incorporation of Citrus Corp.

(72)	10.23	By-Laws of Citrus Corp.

(73)	10.24	Contingent Residual Support Agreement by and among Energy Transfer Partners, L.P., AmeriGas Finance LLC, AmeriGas Finance Corp., AmeriGas Partners, L.P. and, for certain limited purposes, UGI Corporation, dated January 12, 2012.

(74)	10.25	Unitholder Agreement by and among Energy Transfer Equity, L.P., Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P. dated January 12, 2012.

(75)	10.26	Letter agreement by and among Energy Transfer Partners, L.P., Energy Transfer Partners GP, L.P., Heritage ETC, L.P. and AmeriGas Partners, L.P., dated January 11, 2012.

(76)	10.27	Letter Agreement, dated as of April 29, 2012, by and among Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P.

(77)	10.28	Purchase and Sale Agreement dated as of December 14, 2012 among Southern Union Company, Plaza Missouri Acquisition, Inc. and for certain limited purposes The Laclede Group, Inc.

(78)	10.29	Purchase and Sale Agreement dated as of December 14, 2012 among Southern Union Company, Plaza Massachusetts Acquisition, Inc. and for certain limited purposes, The Laclede Group, Inc.

(79)	10.30	First Amendment, dated April 30, 2013, to the Services Agreement, effective as of May 26, 2010, by and among Energy Transfer Equity, L.P., ETE Services Company LLC and Regency Energy Partners LP.

(80)	10.31	Second Amendment, dated April 30, 2013, to the Operation and Service Agreement, dated May 19, 2011, as amended, by and among La Grange Acquisition, L.P. d/b/a Energy Transfer Company, Regency Energy Partners LP, Regency GP LP and Regency Gas Services LP.

(81)	10.32	Guarantee of Collection, dated as of April 30, 2013, by and between Regency Energy Partners LP, PEPL Holdings, LLC and Regency Energy Finance Corp.

(82)	10.33	Second Amendment, dated April 30, 2013, to the Shared Services Agreement dated as of August 26, 2005, as amended May 26, 2010, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P.

(83)	+ 10.34	Amended and Restated Energy Transfer Partners, L.P. 2008 Long-Term Incentive Plan.

(*)	12.1	Computation of Ratio of Earnings to Fixed Charges.

(*)	21.1	List of Subsidiaries.

(*)	23.1	Consent of Grant Thornton LLP.

(*)	23.2	Consent of Ernst & Young LLP.

(*)	23.3	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

(*)	25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of the trustee under the indentures for the 7.60% Senior Notes due 2024, 8.25% Senior Notes due 2029 and the Floating Rate Junior Subordinated Notes due 2066.

(*)	99.1	Power of Attorney (included on signature page).

*	Filed herewith.
+	Denotes a management contract or compensatory plan or arrangement.

(1)	Incorporated by reference to the same numbered Exhibit to the Registrant’s Form 8-K/A filed June 2, 2010.
(2)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K/A filed March 25, 2011.
(3)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed October 18, 2011.
(4)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed December 7, 2011.
(5)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed January 13, 2012.
(6)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed March 28, 2012.
(7)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed September 15, 2011.
(8)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed July 20, 2011.
(9)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed May 1, 2012.
(10)	Incorporated by reference to Exhibit 2.2 to the Registrant’s Form 8-K filed June 20, 2012.
(11)	Incorporated by reference to Exhibit 2.1 to the Registrant’s Form 8-K filed June 20, 2012.
(12)	Incorporated by reference to the same numbered Exhibit to the Registrant’s Form 8-K filed July 29, 2009.
(13)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed March 28, 2012
(14)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed October 5, 2012.
(15)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K/A filed April 18, 2013.
(16)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed May 1, 2013.
(17)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form 10-Q for the quarter ended February 29, 2004.
(18)	Incorporated by reference to Exhibit 3.5 to the Registrant’s Form 10-Q for the quarter ended May 31, 2007.
(19)	Incorporated by reference to Exhibit 3.2 to the Registrant’s Form 8-K filed March 28, 2012
(20)	Incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed August 10, 2010.
(21)	Incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed March 28, 2012.
(22)	Incorporated by reference to Exhibit 3.13 to the Registrant’s Form 10-Q for the quarter ended March 31, 2010.
(23)	Incorporated by reference to Exhibit 3.13.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2010.
(24)	Incorporated by reference to Exhibit 3.14 to the Registrant’s Form 10-Q for the quarter ended March 31, 2010.
(25)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed January 19, 2005.
(26)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed January 19, 2005.
(27)	Incorporated by reference to Exhibit 10.45 to the Registrant’s Form 10-Q for the quarter ended February 28, 2005.
(28)	Incorporated by reference to Exhibit 4.13 to the Registrant’s Form 10-K for the year ended August 31, 2006.
(29)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed October 25, 2006.
(30)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed March 31, 2008.
(31)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed December 23, 2008.
(32)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed April 7, 2009.
(33)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed May 12, 2011.
(34)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed January 17, 2012.
(35)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed January 23, 2013.
(36)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed June 26, 2013.
(37)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed September 19, 2013.
(38)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed October 5, 2012.
(39)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed October 5, 2012.
(40)	Incorporated by reference to Exhibit 4.3 to the Registrant’s Form 8-K filed October 5, 2012.
(41)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Form 8-K filed October 5, 2012.
(42)	Incorporated by reference to Exhibit 4.7 to the Registrant’s Form 8-K filed October 5, 2012.
(43)	Incorporated by reference to Exhibit 4.8 to the Registrant’s Form 8-K filed October 5, 2012.
(44)	Incorporated by reference to Exhibit 4.9 to the Registrant’s Form 8-K filed October 5, 2012.
(45)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed November 3, 2006.
(46)	Incorporated by reference to Exhibit 4.1 to the Registrant’s Form 8-K filed May 1, 2013.

(47)	Incorporated by reference to Exhibit 4.2 to the Registrant’s Form 8-K filed May 1, 2013.
(48)	Incorporated by reference to Exhibit 10.6.6 to the Registrant’s Form 10-Q for the quarter ended June 30, 2008.
(49)	Incorporated by reference to Exhibit A to the Proxy Statement filed by the Registrant November 21, 2008.
(50)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2010.
(51)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed November 1, 2004.
(52)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 3, 2008.
(53)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed February 1, 2005.
(54)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed February 1, 2005.
(55)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed September 18, 2006.
(56)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed September 18, 2006.
(57)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed September 18, 2006.
(58)	Incorporated by reference to Exhibit 10.55 to the Registrant’s Form 10-Q for the quarter ended May 31, 2007.
(59)	Incorporated by reference to Exhibit 10.55.1 to the Registrant’s Form 10-Q for the quarter ended May 31, 2007.
(60)	Incorporated by reference to Exhibit 10.56 to the Registrant’s Form 10-Q for the quarter ended May 31, 2007.
(61)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed December 14, 2009.
(62)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K/A filed March 25, 2011.
(63)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K/A filed March 25, 2011.
(64)	Incorporated by reference to Exhibit 10.5 to the Registrant’s Form 10-Q for the quarter ended June 30, 2011.
(65)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 2, 2011.
(66)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed September 15, 2011.
(67)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed November 2, 2011.
(68)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed March 28, 2012.
(69)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed March 28, 2012.
(70)	Incorporated by reference to Exhibit 10(p) to Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2006.
(71)	Incorporated by reference to Exhibit 10(q) to Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2006.
(72)	Incorporated by reference to Exhibit 10(r) to Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2006.
(73)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed January 13, 2012.
(74)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed January 13, 2012.
(75)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed January 13, 2012.
(76)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 1, 2012.
(77)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed December 17, 2012.
(78)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed December 17, 2012.
(79)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 1, 2013.
(80)	Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed May 1, 2013.
(81)	Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed May 1, 2013.
(82)	Incorporated by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed May 1, 2013.
(83)	Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 2013.